Exhibit 2.2

PURCHASE AND SALE AGREEMENT

between

Pool IV Finance LLC,

Pool IV TRS LLC, and

PHF II Stamford LLC,

as Sellers,

and

Alpine Acquisition Corporation,

as Purchaser,

dated as of May 18, 2022,

for the

Hilton Stamford Hotel & Executive Meeting Center

Crowne Plaza Denver Airport Convention Center Hotel

i

Article 8 PRE-CLOSING	25
8.1 Exclusivity	25
8.2 Operation of Business	25
8.3 Purchaser Borrowings	26
8.4 Consents and Approvals	26
8.5 Employees	27
8.6 Public Announcements	28
8.7 SEC Filings	29
8.8 Required Information	31
8.9 PIPE Transaction	32
8.10 Purchaser Stockholder Meeting	32
8.11 Securities Listing	33
8.12 Trust Fund Disbursement	33
8.13 No Claim Against Trust Fund	33
8.14 No Purchaser Securities Transactions	33
Article 9 CLOSING CONDITIONS	33
9.1 Mutual Closing Conditions	33
9.2 Purchaser Closing Conditions	34
9.3 Seller Closing Conditions	35
9.4 Frustration of Closing Conditions	37
Article 10 CLOSING	37
10.1 Closing Date	37
10.2 Closing Deliveries	37
10.3 “All-or-Nothing” Transaction	39
Article 11 PRORATIONS AND EXPENSES	39
11.1 Closing Statement	39
11.2 Prorations	39
11.3 Cash and Accounts Receivable	43
11.4 Tax Contests	43
11.5 Transaction Costs	44
Article 12 TRANSITION OF HOTEL AT CLOSING	45
12.1 Notice to Guests	45
12.2 Possession	45
12.3 Excluded Property	45
12.4 Bookings	45
12.5 Access to Information	45
Article 13 DEFAULT, REMEDIES AND TERMINATION RIGHTS	45
13.1 Seller Default	45
13.2 Sellers’ Right to Cure	46
13.3 Purchaser’s Default	46
13.4 Purchaser’s Right to Cure	46
13.5 Specific Performance	46
13.6 Termination Date	46
13.7 Failure of Net Tangible Assets or Shareholder Approval	47

Article 14 RISK OF LOSS	47
14.1 Casualty	47
14.2 Condemnation	48
Article 15 SURVIVAL, INDEMNIFICATION AND RELEASE	49
15.1 Survival	49
15.2 Indemnification by Seller	49
15.3 Indemnification by Purchaser	49
15.4 Indemnification Procedures	50
15.5 Limitations on Indemnification	51
15.6 Exclusive Remedy	52
Article 16 MISCELLANEOUS	52
16.1 Confidentiality	52
16.2 No Recordation	52
16.3 Notices	52
16.4 Further Assurances	54
16.5 Time of the Essence	54
16.6 Assignment	55
16.7 Successors and Assigns	55
16.8 Third-Party Beneficiaries	55
16.9 Governing Law	55
16.10 Rules of Interpretation	55
16.11 Severability	57
16.12 JURISDICTION AND VENUE	57
16.13 SERVICE OF PROCESS	57
16.14 WAIVER OF TRIAL BY JURY	57
16.15 Prevailing Party	57
16.16 Several (Not Joint and Several) Liability of Sellers	57
16.17 Recitals, Exhibits and Schedules	57
16.18 Entire Agreement	57
16.19 Amendments to Agreement	58
16.20 Execution of Agreement	58
16.21 Not an Offer	58

LIST OF EXHIBITS

Exhibit A	Interim Beverage Services Agreement
Exhibit B	Seller Closing Certificate
Exhibit C	Limited/Special Warranty Deeds
Exhibit D	Bill of Sale
Exhibit E	Assignment and Assumption Agreement
Exhibit F	Terms of Hotel Management Agreement
Exhibit G	Shareholder and Registration Rights Agreement
Exhibit H	Purchaser Closing Certificate

LIST OF SCHEDULES

Schedule 1.1.1	Legal Description of the Land
Schedule 1.1.3	Property Leases
Schedule 1.1.12	Intellectual Property
Schedule 1.2.7	Designated Excluded Property
Schedule 2.1	Allocation Schedule
Schedule 5.1	Title Insurance Commitment
Schedule 5.2	Survey
Schedule 5.3.1	Unpermitted Exceptions
Schedule 7.1.3	Consents and Approvals; No Conflicts
Schedule 7.1.4	Title to Personal Property
Schedule 7.1.5	Condemnation
Schedule 7.1.9	Compliance with Applicable Law
Schedule 7.1.11	Environmental Reports
Schedule 7.1.13	Litigation
Schedule 7.1.15	Taxes
Schedule 7.1.16	Permits
Schedule 7.1.17	Property Leases
Schedule 7.1.18	Outlet Leases
Schedule 7.1.19	Management and Franchise Agreements
Schedule 7.1.20	Contracts
Schedule 7.3.3	Consents and Approvals
Schedule 7.3.4	Capitalization
Schedule 7.3.12	Related Person Transactions
Schedule 8.4.2	Required Consents for Property Leases
Schedule 9.2.1(f)	Required Consents for Closing
Schedule 13.6.	Potential Lender

INDEX OF DEFINED TERMS

Accounts Payable	44
Affiliate	59
Agreement	1
Allocation Schedule	5
Applicable Law	14
Assignment of Franchise Agreement	9
Bookings	4
Books and Records	4
Brand	2
Business	2
Business Day	56
Cash Payment	5
Casualty	49
Charter Documents	59
Closing	39
Closing Date	39
Closing Statement	41
Code	17
Common Stock	5
Compensation	43
Condemnation	50
Condemned Hotel	50
Confidential Information	55
Contracts	3
Crowne Plaza Brand	1
Crowne Plaza Franchisor	1
Cut-Off Time	42
Damaged Hotel	49
Deed	39
Denver Hotel	1
Denver OpCo Seller	1
Denver PropCo Seller	1
Denver Sellers	1
Disclosing Party	25
Effective Date	1
Employee Plans	28
Employees	28
Equipment Leases	3
Equity Interests	20
Exchange Act	19
Exchange Intermediary	6
Exchange Property	6
Exchange Transaction	6
Excluded Property	4
Existing Denver Franchise Agreement	1
Existing Denver Management Agreement	1
Existing Franchise Agreement	1

v

Existing Franchisor	1
Existing Management Agreement	1
Existing Manager	1
Existing Stamford Franchise Agreement	1
Existing Stamford Management Agreement	1
F&B	3
FF&E	3
Final Prospectus	27
Financial Statements	14
Governmental Authority	59
Guest Ledger	44
Hilton Brand	2
Hilton Franchisor	1
Hotel	1
HSR Act	19
Improvements	2
Indemnification Claim	52
Indemnification Deductible	54
Indemnification Loss	52
Indemnitee	52
Indemnitor	52
Inspections	7
Intellectual Property	4
Interim Beverage Services Agreement	27
Knowledge	25
Land	2
Landlord	2
Lender Releases	8
Liquor Licenses	27
Material Casualty	50
Material Condemnation	50
Merchandise	3
Mutual Closing Conditions	34
New Disclosure	25
New Franchise Agreement	9
New Management Agreements	2
New Survey Defect	10
New Title and Survey Election Notice	11
New Title and Survey Objection Notice	10
New Title and Survey Response Notice	11
New Title Exception	10
Notice	55
OFAC	17
Operating Agreements	3
Ordinary Course of Business	26
Other Assets	4
Outlet Leases	3
Party	1
PCAOB Auditor	14
Permits	3
Permitted Exceptions	10
Person	58
Personal Property	4
PIPE Investment	32
Plans	4
Potential Lender	47
Pro Forma Title Policies	10
Property	2

Property Leases	2
Property Reports	15
Prorations	41
Purchase Price	5
Purchaser	1
Purchaser Borrowings	27
Purchaser Closing Conditions	35
Purchaser Closing Deliveries	41
Purchaser Default	48
Purchaser Documents	18
Purchaser Due Diligence Reports	7
Purchaser Indemnitees	52
Purchaser’s Inspectors	7
Real Property	2
Redeeming Stockholders	34
SEC Approval Date	31
Securities Act	19
Seller	1
Seller Closing Deliveries	39
Seller Default	47
Seller Documents	13
Seller Due Diligence Materials	7
Seller Indemnitees	52
Seller’s Closing Conditions	37
Shares	5
Stamford Hotel	1
Stamford Seller	1
Supplies	3
Survey Defects	10
Surveys	10
Survival Period	51
Taxes	15
TBC	2
TBC Merger Agreement	2
TBC Merger Sub	2
TBC Transactions	2
Tenant	3
Third-Party Claim	52
Title Commitments	10
Title Company	10
Title Exceptions	10
Title Policy	11
Uniform System of Accounts	14
Unpermitted Exceptions	10
WARN Act	28
Warranties	4

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (this “Agreement“) is entered into as of May 18, 2022 (the “Effective Date“), between Pool IV Finance LLC, a Delaware limited liability company (“Denver PropCo Seller”), Pool IV TRS LLC, a Delaware limited liability company (“Denver OpCo Seller”; Denver PropCo Seller and Denver OpCo Seller are referred to collectively as “Denver Sellers”), PHF II Stamford Hotel, a Delaware limited liability company (“Stamford Seller”) (Denver PropCo Seller, Denver OpCo Seller and Stamford Seller are referred individually as a “Seller” and collectively, as “Sellers”), and Alpine Acquisition Corporation, a Delaware corporation (“Purchaser”). Sellers and Purchaser are sometimes referred to individually as a “Party” and collectively as the “Parties”.)

WHEREAS, Denver Sellers are the owner of the property relating to the hotel located at 15500 East 40th Avenue, Denver, Colorado, and commonly known as Crowne Plaza Denver Airport Convention Center Hotel (the “Denver Hotel”).

WHEREAS, Stamford Seller is the owner of the property relating to the hotel located at One First Stamford Place, Stamford, Connecticut, and commonly known as Hilton Stamford hotel (the “Stamford Hotel”) (the Denver Hotel and the Stamford Hotel are referred to individually as a “Hotel” and collectively as the “Hotels”).

WHEREAS, Atrium Hospitality LP, a Delaware limited partnership (“Existing Manager”) and Denver OpCo Seller are parties to a Hotel Management Agreement, dated September 18, 2015, pursuant to which Existing Manager operates a lodging business and related activities at the Denver Hotel for and on behalf of Denver OpCo Seller (the “Existing Denver Management Agreement”).

WHEREAS, Existing Manager and Stamford Seller are parties to a Hotel Management Agreement, dated August 31, 2016, pursuant to which Existing Manager operates a lodging business and related activities at the Stamford Hotel for and on behalf of Stamford Seller (the “Existing Stamford Management Agreement”; the Existing Denver Management Agreement and the Existing Stamford Management Agreement are referred to individually as an “Existing Management Agreement” and collectively as the “Existing Management Agreements”).

WHEREAS, Denver OpCo Seller and Holiday Hospitality Franchising, LLC (“Crowne Plaza Franchisor”) are parties to a License Agreement, dated November 28, 2007, as amended (the “Existing Denver Franchise Agreement”) pursuant to which Crowne Plaza Franchisor has granted a license to Denver OpCo Seller to operate the Denver Hotel under the Crowne Plaza brand (the “Crowne Plaza Brand”).

WHEREAS, Stamford Seller and Hilton Hotels Corporation, a Delaware corporation (“Hilton Franchisor”; the Crowne Plaza Franchisor and Hilton Franchisor are referred to individually as an “Existing Franchisor” and collectively as the “Existing Franchisors”) are parties to a Franchise License Agreement, dated August 4, 2008, as amended (the “Existing Stamford Franchise Agreement”; the Existing Denver Franchise Agreement and the Existing Stamford Franchise Agreement are referred to individually as an “Existing Franchise Agreement” and collectively as the “Existing Franchise Agreements”) pursuant to which Hilton Franchisor has granted a license to Stamford Seller to operate the Stamford Hotel under the Hilton brand (the “Hilton Brand”; the Crowne Plaza Brand and the Hilton Brand are referred to individually as a “Brand” and collectively as the “Brands”).

WHEREAS, Sellers intend to sell to Purchaser the Property (as defined below) and the operating businesses conducted at the Hotels (collectively, the “Business”), and Purchaser intends to purchase the Property and the Business from Sellers, on the terms set forth in this Agreement.

WHEREAS, upon Closing, Purchaser intends to engage Existing Manager to continue operating the Hotels on an interim basis after the Closing either (at Purchaser’s election) under the Existing Brands, under a new brand, or as an independent hotel without a brand, pursuant to a new hotel management agreement for each Hotel (individually, a “New Management Agreement” and collectively, the “New Management Agreements”).

WHEREAS, concurrently with the execution of this Agreement, Purchaser, AAC Merger Sub Inc. (“TBC Merger Sub”), a Delaware corporation and a wholly owned subsidiary of Purchaser, and Two Bit Circus, Inc. (“TBC”), a Delaware corporation, will enter into that certain Agreement and Plan of Merger (the “TBC Merger Agreement”), pursuant to which TBC Merger Sub will merge with and into TBC, with TBC being the surviving entity of the merger and the stockholders of TBC receiving shares of Common Stock in exchange for all the outstanding shares of TBC common stock (together with the other transactions contemplated by the TBC Merger Agreement, the “TBC Transactions”).

NOW, THEREFORE, the Parties hereby agree as follows:

Article 1
THE PROPERTY

1.1 Description of the Property. Subject to the terms of this Agreement, at the Closing, Sellers shall sell, convey, transfer, assign and deliver to Purchaser, and Purchaser shall purchase and accept from Sellers, all of the property, assets, rights and interests described in this Section 1.1 with respect to all of the Hotels, but expressly excluding the Excluded Property (collectively, the “Property”):

1.1.1  Land. The parcels of land on which the Hotels are located as described in Schedule 1.1.1, and all easements, rights and interests appurtenant to the land (the “Land”);

1.1.2  Improvements. All buildings, structures and improvements located on the Land and all fixtures (including signage) on the Land that constitute real property under Applicable Law (the “Improvements”);

1.1.3  Property Leases. All leases, subleases, licenses, concessions and similar agreements pursuant to which another Person (the “Landlord”) has granted to Seller the right to use or occupy any real property in connection with the Business, including the leases set forth in Schedule 1.1.3 (the “Property Leases”), and all security deposits of Seller held by Landlord under the Property Leases to the extent such deposits are transferable (the Land, the Improvements and Seller’s leasehold interest under the Property Leases are referred to collectively as the “Real Property”);

1.1.4  Outlet Leases. All leases, subleases, licenses, concessions and similar agreements pursuant to which Seller has granted to another Person (the “Tenant”) the right to use or occupy any part of the Real Property at the Hotels, other than the Bookings (the “Outlet Leases”), and all security deposits of Tenants held by Seller under the Outlet Leases to the extent such deposits are transferable;

1.1.5  FF&E. All fixtures (other than those that constitute Improvements), furniture, furnishings, equipment, machinery, vehicles, appliances, computer, telecommunications and information technology hardware, components and systems, art work and other items of tangible personal property which are located at the Hotels, or ordered for future use at the Hotels as of the Closing, other than the Supplies, F&B, Merchandise, Books and Records and Plans (the “FF&E”);

1.1.6  Supplies. All china, glassware and silverware, linens, uniforms, engineering, maintenance, cleaning and housekeeping supplies, toiletries and other guest and customer amenities, stationery, menus, hotel services directories and other printed materials and all other similar supplies and materials located at the Hotels or ordered for future use at the Hotels as of the Closing (the “Supplies”);

1.1.7  Food and Beverage. All food and beverages (including alcoholic beverages to the extent transferable under Applicable Law) located at the Hotels or ordered for future use at the Hotels as of the Closing (the “F&B”);

1.1.8  Merchandise. All merchandise located at the Hotels and held for sale to guests and customers at the Hotels, or ordered for future sale at the Hotels as of the Closing, but expressly excluding the F&B (the “Merchandise”);

1.1.9  Equipment Leases. All leases and purchase money security agreements for any equipment, machinery, vehicles, furniture or other personal property located at the Hotels or used in the Business (the “Equipment Leases”), and all deposits of Sellers under such Equipment Leases, to the extent such Equipment Leases and deposits are transferable or consent or approval for such transfer has been obtained;

1.1.10  Operating Agreements. All purchase, supply, service and maintenance contracts, construction contracts, license and royalty agreements, booking and reservation agreements, credit card agreements and all other contracts and agreements for goods or services used in the Business (the “Operating Agreements”), together with all deposits made or held by Sellers under such Operating Agreements, to the extent such Operating Agreements and deposits are transferable or consent or approval for such transfer has been obtained (the Equipment Leases and Operating Agreements are referred to collectively as the “Contracts”);

1.1.11  Permits. All permits, licenses, consents, authorizations, approvals, registrations and certificates issued by any Governmental Authority to any Seller or any Affiliate in connection with the construction, ownership, or occupancy of the Hotels or operation of the Business (the “Permits”), and all deposits made by Seller for the Permits, to the extent such Permits and deposits are transferable or consent or approval for such transfer has been obtained;

1.1.12  Intellectual Property. All trademarks, trade names, service marks and other intellectual property rights set forth in Schedule 1.1.12 (the “Intellectual Property”);

1.1.13  Books and Records. All books and records located at the Hotels relating exclusively to the construction, ownership or occupancy of the Hotels or operation of the Business, but expressly excluding (a) all data regarding current and past guests and customers of the Hotels, (b) files of any Hotel personnel, and (c) all documents and other materials that (i) are legally privileged or constitute attorney work product, (ii) are subject to any Applicable Law or a confidentiality agreement prohibiting their disclosure by Seller or any Affiliate, or (iii) constitute confidential internal assessments, reports, studies, memoranda, notes or other correspondence prepared by or for any Seller or any of its Affiliates (the “Books and Records”);

1.1.14  Plans. All plans and specifications, architectural drawings, engineering diagrams and similar items located at the Hotels relating to the construction, ownership or occupancy of the Hotels (the “Plans”), to the extent such Plans are transferable or consent or approval for such transfer has been obtained;

1.1.15  Warranties. All warranties and guaranties with respect to the Hotels (the “Warranties”), to the extent such Warranties are transferable or consent or approval for such transfer has been obtained;

1.1.16  Bookings. All bookings and reservations for guest, conference and banquet rooms or other facilities at the Hotels (the “Bookings”) as of the Closing, and all deposits held by Seller for such Bookings; and

1.1.17  Other Assets. All other property and assets owned or held by Sellers and located at the Hotels and used exclusively in the Business (the “Other Assets”). All Property other than the Real Property is referred to as the “Personal Property”.)

1.2  Excluded Property. Notwithstanding Section 1.1, the property, assets, rights and interests described in this Section 1.2 (the “Excluded Property”) are excluded from the Property:

1.2.1  Cash. Except for deposits expressly included in the Property in Section 1.1, all cash on hand or on deposit at the Hotels, or in any operating account, reserve account or other account maintained in the operation of the Business, unless separately purchased by Purchaser;

1.2.2  Accounts Receivable. All Accounts Receivable, unless separately purchased by Purchaser.

1.2.3  Existing Management Agreements. All property owned by Existing Manager and used at the Hotels or in the Business pursuant to the Existing Management Agreements, including (a) all brand names, trademarks, logos and other intellectual property rights licensed to any Seller or otherwise used by Existing Manager in the Business pursuant to the Existing Management Agreements, and (b) all data, manuals and other information of Existing Manager under the Existing Management Agreements. If the property of any Seller incorporates property of the Existing Manager, the portion of such property that constitutes Existing Manager’s property shall be removed, and the remainder of such property shall be included in the Property.

1.2.4  Existing Franchise Agreements. All property owned by Existing Franchisors and used at the Hotels or in the operating of the Hotels pursuant to the Existing Franchise Agreements, including (a) all brand names (including the Brands), trademarks, logos and other intellectual property rights licensed to or otherwise used by Sellers in the Business pursuant to the Existing Franchise Agreements, and (b) all data, manuals and other information of Existing Franchisors under the Existing Franchise Agreements. If any property of any Seller incorporates property of any Existing Franchisor, the portion of such property that constitutes Existing Franchisor’s property shall be removed, and the remainder of such property shall be included in the Property.

1.2.5  Master Contracts. All Contracts pursuant to which goods or services are provided to hotels owned or operated by Sellers or Existing Manager on a national, regional or group basis in which the Hotel participates.

1.2.6  Third-Party Property. Any property owned by (a) the lessor under any Property Leases, Equipment Leases, (b) the supplier, vendor, licensor or other party under any Operating Agreements, (c) the Tenant under any Outlet Leases, (d) any Employees or (e) any guests or customers at the Hotel.

1.2.7  Designated Excluded Property. All property set forth in Schedule 1.2.7.

Article 2
PURCHASE PRICE

2.1  Purchase Price. The purchase price for the Property is Sixty Five Million Dollars ($65,000,000) (the “Purchase Price”), which shall be payable in the form of (i) Forty Five Million Five Hundred Thousand Dollars ($45,500,000) in cash (the “Cash Payment”), and (ii) an aggregate number of shares (the “Shares”) of the Purchaser’s common stock, par value $0.0001 per share (the “Common Stock”), equal to the quotient obtained by dividing (a) Nineteen Million Five Hundred Thousand Dollars ($19,500,000) by (b) $10.00 (for a total of 1,950,000 shares of Common Stock). The Parties agree that the Purchase Price (including both the Cash Payment and Shares) shall be allocated among the Hotels as set forth in Schedule 2.1 (the “Allocation Schedule”). Purchaser shall pay the Purchase Price to Sellers at Closing in accordance with Section 2.3.

2.2  [Intentionally Omitted]

2.3  Payment of Purchase Price. At Closing, Purchaser shall pay the Purchase Price as follows:

2.3.1  Cash Payment. Purchaser shall pay to Seller at the Closing an amount equal to the Cash Payment as adjusted for the Prorations. Any Cash and Accounts Receivable purchased by Purchaser shall be paid in cash in addition to the Cash Payment. Purchaser shall use diligent efforts to cause the wire transfer of funds to be received by Seller on the Closing Date in sufficient time for such funds to be invested by Seller on the Closing Date. All amounts to be paid by Purchaser to Seller pursuant to this Agreement shall be paid by wire transfer of immediately available U.S. federal funds.

2.3.2  Shares. Purchaser shall issue the Shares to Sellers at the Closing in accordance with the Allocation Schedule. The Shares shall be duly authorized, validly issued, fully paid and non-assessable, shall not be subject to any preemptive rights of any other shareholder of Purchaser, and shall be free and clear of all pledges, liens and encumbrances, other than restrictions on transfer under applicable securities laws.

2.4  Like Kind Exchange. Notwithstanding anything to the contrary in this Agreement, any Seller shall have the right at Closing, in lieu of receiving the Purchase Price for the sale of the Property for any one or more Hotels as determined in Seller’s sole discretion (each, the “Exchange Property”), to exchange the Exchange Property for any Hotel in a transaction intended to qualify as an exchange transaction under Section 1031 of the Code (an “Exchange Transaction”). If any Seller elects to effect an Exchange Transaction pursuant to this Section 2.4, Seller shall provide written notice to Purchaser prior to Closing, in which case Seller shall enter into an exchange agreement and other exchange documents for the Hotel with a “qualified intermediary” (as defined in Treas. Reg. § 1.1031(k)-1(g)(4) of the Code) (the “Exchange Intermediary”), pursuant to which Seller shall assign all of its right, title and interest (but not its liabilities or obligations) under this Agreement to the Exchange Intermediary. Purchaser shall execute and deliver such documents as may be required to complete the transactions for the Hotel contemplated by the Exchange Transaction, and otherwise cooperate with Seller in all reasonable respects to effect the Exchange Transaction. If Seller elects to effect an Exchange Transaction pursuant to this Section 2.4, at Closing, Purchaser shall pay the Cash Payment for the Hotel to the Exchange Intermediary. Notwithstanding the foregoing in this Section 2.4, the Exchange Transaction shall not diminish Purchaser’s rights, nor increase Purchaser’s liabilities or obligations, under this Agreement. Seller shall pay for all fees, costs and expenses in connection with the Exchange Transaction. For the avoidance of doubt, this Section 2.4 shall not operate to change the Hotels being acquired by Purchaser hereunder or change the recipient of the Shares being issued by Purchaser hereunder.

Article 3
CONTINGENCIES

3.1  NO DUE DILIGENCE CONTINGENCY. PURCHASER ACKNOWLEDGES AND AGREES THAT:

(a) PURCHASER HAS FINALIZED ITS DUE DILIGENCE REVIEW OF THE SELLER DUE DILIGENCE MATERIALS AND ALL MATTERS RELATING TO THE PROPERTY AND THE BUSINESS WHICH PURCHASER DEEMS ADVISABLE AS OF THE EFFECTIVE DATE, INCLUDING ALL STRUCTURAL, ENGINEERING, ENVIRONMENTAL, TITLE, SURVEY, FINANCIAL, OPERATIONAL AND LEGAL COMPLIANCE MATTERS;

(b) PURCHASER SHALL NOT HAVE THE RIGHT TO TERMINATE THIS AGREEMENT AS THE RESULT OF ITS DISSATISFACTION WITH ANY ASPECT OF ITS DUE DILIGENCE REVIEW OF THE SELLER DUE DILIGENCE MATERIALS, THE PROPERTY OR THE BUSINESS; AND

(c) THE PURCHASE PRICE REFLECTS THE RESULTS OF PURCHASER’S DUE DILIGENCE REVIEW OF THE SELLER DUE DILIGENCE MATERIALS, THE PROPERTY AND THE BUSINESS.

3.2  Due Diligence Materials

3.2.1  Return of Seller Due Diligence Materials. Purchaser acknowledges that Sellers have provided various due diligence materials to Purchaser before the Effective Date. (All documents and materials provided by Sellers (or Persons acting on behalf of Sellers) to Purchaser (or Persons acting on behalf of Purchaser) for Purchaser’s due diligence review, and all copies or other reproductions of such documents or materials, and all summaries, abstracts, compilations or other analyses made by or for Purchaser based on the information in such documents or materials, are referred to collectively herein as the “Seller Due Diligence Materials”.) If this Agreement is terminated, Purchaser promptly shall (a) return to Sellers all original Seller Due Diligence Materials provided to Purchaser, and destroy all other Seller Due Diligence Materials, (b) cause all Persons to whom Purchaser or Sellers (at Purchaser’s request) has provided any Seller Due Diligence Materials to return any such original Seller Due Diligence Materials to Sellers, and destroy all other Seller Due Diligence Materials, and (c) certify to Sellers that all original Seller Due Diligence Materials have been returned to Seller and all other Seller Due Diligence Materials have been destroyed. This Section 3.2.1 shall survive the termination of this Agreement.

3.2.2  Purchaser’s Due Diligence Reports. Purchaser shall provide to Seller, at no cost or expense to Seller except as provided in the immediately following sentence, a copy of all studies, reports and assessments prepared by any Person for or on behalf of Purchaser (other than any internal studies, reports and assessments prepared by any of Purchaser’s employees, attorneys or accountants) relating to the Inspections (the “Purchaser Due Diligence Reports”). If requested by Seller, Purchaser shall use commercially reasonable efforts to obtain an original of any such Purchaser Due Diligence Reports for Seller, provided that Seller shall pay for any fees, costs or expenses charged by such Person for such original Purchaser Due Diligence Report. This Section 3.2.2 shall survive the termination of this Agreement.

3.3  Access to the Property

3.3.1  Access to the Hotels. Prior to Closing, Purchaser shall have the right to perform such examinations, tests, investigations, audits, appraisals, studies and analysis of the Property and the Business for the purposes of its conversion of the Hotels to its intended use (the “Inspections”) as Purchaser deems advisable in its sole discretion, in accordance with this Section 3.3.1. Purchaser may conduct the Inspections by any Persons designated by Purchaser (“Purchaser’s Inspectors”), provided that Purchaser shall cause Purchaser’s Inspectors to comply with the provisions regarding Confidential Information in this Agreement. Seller shall provide access to the Property for Purchaser’s Inspectors to perform the Inspections, provided that (a) Purchaser shall provide Seller with at least 24 hours advance notice of the Inspections; (b) the Inspections shall be conducted by Purchaser’s Inspectors on a Business Day between 10:00 a.m. and 4:00 p.m. (local time at the Hotel); (c) Purchaser’s Inspectors shall be accompanied any Persons designated by Seller; (d) Purchaser’s Inspectors shall not perform any drilling, coring or other invasive testing, without Seller’s prior consent, which may be withheld in Seller’s sole discretion; (e) Purchaser’s right to perform the Inspections shall be subject to the rights of tenants, guests and customers at the Hotel; (f) the Inspections shall not interfere with the operation of the Business; and (g) Purchaser’s Inspectors shall comply with Seller’s requests with respect to the Inspections to minimize such interference.

3.3.2  Communications with Hotel Personnel. Prior to Closing, Purchaser shall not, and shall ensure that Purchaser’s Inspectors or any other Person acting for or on behalf of Purchaser not, communicate with any Employees (other than executive officers of the Manager and the Sellers) regarding any matters with respect to the Property or the Business or communicate with any Employees regarding such Employees’ potential employment with Purchaser, without Seller’s prior written consent, which may be withheld in Seller’s sole discretion.

3.3.3  Communications with Other Persons. Prior to Closing, except in accordance with or as reasonably necessary to fulfill Purchaser’s obligations under Section 8.6, 8.7 and 8.8, Purchaser shall not, and shall ensure that Purchaser’s Inspectors or any other Person acting for or on behalf of Purchaser not, communicate with (a) any Governmental Authority (including any official, employee or representative thereof) involving any matter with respect to the Property or the Business, (b) any Person who prepared any Seller Due Diligence Materials with respect to the subject matter of such Seller Due Diligence Materials, or (c) any official, agent or representatives of any union which is a party to the Union Contract with respect to the Union Contract or the Union Employees, without Seller’s prior written consent, which may be withheld in Seller’s sole discretion.

3.3.4  Release and Indemnification. Purchaser (for itself and on behalf of all other Purchaser Indemnitees) hereby releases the Seller Indemnitees for any Indemnification Loss incurred by any Purchaser Indemnitee arising from or relating to the Inspections, except to the extent resulting from Seller’s gross negligence or willful misconduct. Purchaser shall defend, indemnify and hold harmless the Seller Indemnitees in accordance with Article 15 from and against any Indemnification Loss incurred by any Seller Indemnitee arising from or relating to the Inspections, including any liens placed on any Property or any other property of any Person as a result of such Inspections). Purchaser, at its cost and expense, shall repair any damage to the Property or any other property of any Person arising from or relating to the Inspections, and restore the Property or such other third-party property to the same condition as existed prior to such Inspections, or replace the Property or such third-party property with property of the same quantity and quality. This Section 3.3.4 shall survive the termination of this Agreement.

Article 4
FRANCHISE AND MANAGEMENT

4.1  Franchise Agreements

4.1.1  New Franchise Agreements. If Purchaser (in its discretion) elects to continue operating any Hotel under the its existing Brand or a new brand after the Closing, then Purchaser, at its cost and expense, shall obtain (a) the consent to the assignment and assumption of the Existing Franchise Agreement from Existing Franchisor for the applicable Hotel (an “Assignment of Existing Franchise Agreement”), or (b) a new franchise agreement either with the Existing Franchisor or a new franchisor (a “New Franchise Agreement”) for the applicable Hotel, on such terms as Purchaser’s deems acceptable. In the case of an Assignment of Existing Franchise Agreement, Purchaser shall (i) obtain a full release from Existing Franchisor of all Seller Indemnitees from all liabilities and obligations under the Existing Franchise Agreement for the applicable Hotel, guaranty and other agreements for the applicable Hotel with Existing Franchisor or any of its Affiliates, if any, arising before the Closing, except for any unpaid fees accrued before the Closing, and (ii) if required by Existing Franchisor, provide a replacement guaranty acceptable to Existing Franchisor for the Existing Franchise Agreement for the applicable Hotel. If Purchaser fails to obtain an Assignment of Existing Franchise Agreement or a New Franchise Agreement for any Hotels by the Closing, then such Hotels shall be operated as independent Hotels without a brand after the Closing, until such time that Purchaser enters into a New Franchise Agreement or closes the Hotels. Notwithstanding anything to the contrary in this Agreement, Purchaser’s failure to obtain an Assignment of Existing Franchise Agreement or a New Franchise Agreement shall not be a condition to closing, and Purchaser’s shall not have the right to postpone the Closing or terminate this Agreement due to Purchaser’s failure to obtain an Assignment of Existing Franchise Agreement or New Franchise Agreement.

4.1.2  Termination of Existing Franchise Agreements. Unless Purchaser obtains an Assignment of Existing Franchise Agreement on the terms required under Section 4.1.1, Seller, at Purchaser’s cost and expense, shall terminate the Existing Franchise Agreements effective as of the Closing, and Existing Franchisors shall have no obligation to Purchaser after the Closing, and Purchaser shall have no obligation to Existing Franchisor, except for the removal of any Excluded Property of Existing Franchisor under Section 12.3 of this Agreement.

4.1.3  No Franchise Agreement. If Purchaser fails to obtain an Assignment of Existing Franchise Agreement or a New Franchise Agreement for any Hotels by the Closing, then such Hotels shall be operated as independent Hotels without a brand after the Closing, until such time that Purchaser enters into a New Franchise Agreement or closes the Hotels. Notwithstanding anything to the contrary in this Agreement, Purchaser’s failure to obtain an Assignment of Existing Franchise Agreement or a New Franchise Agreement shall not be a condition to closing, and Purchaser’s shall not have the right to postpone the Closing or terminate this Agreement due to Purchaser’s failure to obtain an Assignment of Existing Franchise Agreement or New Franchise Agreement. Agreement.

4.2  Management Agreement. Seller shall terminate the Existing Management Agreements for the Hotels effective as of the Closing, and Seller shall have no obligation to Purchaser under the Existing Management Agreements after the Closing. Purchaser shall enter into the New Management Agreements for the Hotels, which shall become effective as of the Closing Date.

Article 5
TITLE TO THE PROPERTY

5.1  Title Insurance Commitment. Purchaser acknowledges its receipt of commitments for an ALTA owner’s title insurance policy from First American Title Insurance Company, through its offices in Chicago, Illinois (the “Title Company”) for the Real Property, as set forth in Schedule 5.1 (the “Title Commitments”), together with a copy of all documents referenced in the Title Commitments.

5.2  Survey. Purchaser acknowledges its receipt of a survey of the Real Property, prepared by NV5 (formerly known as Bock & Clark Corporation), as set forth in Schedule 5.2 (the “Surveys”). Purchaser, at its cost and expense, shall have the right to obtain an update of the Surveys or a new survey. Seller shall have no obligation to update the Surveys.

5.3  Exceptions to Title.

5.3.1  Unpermitted Exceptions. The Parties have agreed with the Title Company on which liens, encumbrances or other exceptions to title affecting the Real Property (the “Title Exceptions”), and encroachments or other survey defects affecting the Real Property (the “Survey Defects”) shall constitute “unpermitted exceptions” to title to the Real Property (the “Unpermitted Exceptions”), as set forth in Schedule 5.3.1 (the “Pro Forma Title Policies”).

5.3.2  Permitted Exceptions Only. All liens, encumbrances and other exceptions to title, and all encroachments and other survey defects, affecting the Real Property, other than those that Seller and the Title Company have expressly agreed to remove in the Pro Forma Title Policy shall constitute “permitted exceptions” to title to the Real Property (the “Permitted Exceptions”). Notwithstanding the foregoing, the following shall constitute Permitted Exceptions: (i) the rights and interests of customers and guests at the Hotel to occupy rooms on a transient basis, (ii) the rights of tenants (as tenants only) under the Outlet Leases, and (iii) all liens and encumbrances caused or created by any Purchaser or Purchaser Indemnitee, including mortgages, deeds of trust and other security interests for any financing incurred by Purchaser.

5.3.3  Updated Title Commitment or Survey. If any update of the Title Commitments after the Effective Date discloses any Title Exception that was not disclosed to Purchaser before the Effective Date (a “New Title Exception”), or any update of the Surveys after the Effective Date discloses any Survey Defect that was not disclosed to Purchaser before the Effective Date (a “New Survey Defect”), and (a) Purchaser otherwise did not have Knowledge of such New Title Exception or New Survey Defect before the Effective Date, and (b) such New Title Exception or New Survey Defect was not caused by Purchaser or any Person on behalf of Purchaser, then Purchaser shall have the right to request Seller to remove or cure such New Title Exception or New Survey Defect for the applicable Hotel at or before the Closing by providing written notice (the “New Title and Survey Objection Notice”) to the applicable Seller promptly, but in no event later than the earlier of five Business Days after receiving such update of the Title Commitment or Survey or the Closing. If Purchaser provides a New Title and Survey Objection Notice to Seller, Seller may elect, by providing written notice (the “New Title and Survey Election Notice”) to Purchaser within the earlier of ten Business Days after Seller’s receipt of such New Title and Survey Objection Notice or the Closing, (i) to accept such New Title Exception or New Survey Defect as an additional Unpermitted Exception to be removed or cured at or prior to Closing, or (ii) not to remove or cure such New Title Exception or New Survey Defect. If Seller does not provide a New Title and Survey Election Notice to Purchaser within such time period, then Seller shall be deemed to have elected not to remove or cure such New Title Exception or New Survey Defect as an Unpermitted Exception pursuant to clause (ii) of the preceding sentence. If Seller elects or is deemed to have elected not to remove or cure a New Title Exception or New Survey Defect, then Purchaser shall have the right to elect, by providing written notice (the “New Title and Survey Response Notice”) to Seller within the earlier of 10 Business Days after Purchaser’s receipt of the New Title and Survey Election Notice or the Closing to (A) terminate this Agreement as to all the Hotels and the Parties shall have no further rights or obligations under this Agreement, except those that expressly survive termination and provided that nothing herein shall relieve any Party of liability for any intentional breach of any provision of this Agreement, or (B) proceed to Closing with respect to the affected Hotel (together with the other Hotels not affected by the New Title Defect or New Survey Defect) pursuant to this Agreement and accept title to the Real Property subject to such New Title Exception or New Survey Defect which thereafter shall be deemed to be a Permitted Exception, without any abatement or credit against the Purchase Price for such New Title Exception or New Survey Defect, except as agreed by the Parties. If Purchaser does not provide a New Title and Survey Response Notice to Seller within such time period, Purchaser shall be deemed to have elected to proceed to Closing pursuant to clause (B) of the preceding sentence.

5.3.4  Removal of Unpermitted Exceptions. Except as provided herein, Sellers shall have no obligation to remove or cure any Title Exceptions or Survey Defects other than the Unpermitted Exceptions. Sellers shall cure any Unpermitted Exception by (a) removing such Unpermitted Exception from title, or (b) causing the Title Company to commit to remove or insure over such Unpermitted Exception in the Title Policy, without removing such Unpermitted Exception from the Title Policy. If Sellers determine that Sellers will be unable to remove or cure any Unpermitted Exceptions before Closing, Sellers shall have the right to postpone the Closing one or more times for up to 60 days in the aggregate in each case by providing written notice to Purchaser no later than five Business Days before the then scheduled date for the Closing.

5.4  Title Insurance Policy. At Closing, Sellers shall use commercially reasonable efforts to cause the Title Company to issue a title insurance policy to Purchaser in accordance with the Pro Forma Title Policies, dated as of the Closing Date, with gap coverage from Sellers from the Closing through the date of recording (the “Title Policy”).

5.5  Conveyance of the Real Property. At Closing, Seller shall convey to Purchaser the Real Property subject only to all Title Exceptions and Survey Defects other than the Unpermitted Exceptions which are cured by causing the Title Company to remove or insure over such Unpermitted Exceptions in the Title Policies, but which otherwise are not removed from title.

5.6  Liability Under Deed. Notwithstanding anything to the contrary in this Agreement, if Purchaser has any right or claim against any Seller pursuant to the Deed delivered by Seller to Purchaser for any Hotel, Purchaser shall exhaust all of its rights and remedies against the Title Company pursuant to the Title Policy for the applicable Hotel before asserting any right or bringing any claim against Seller under the Deed. This Section 5.6 shall survive the Closing.

Article 6
CONDITION OF THE PROPERTY

6.1  PROPERTY SOLD “AS IS”. PURCHASER ACKNOWLEDGES AND AGREES THAT (A) THE PURCHASE OF THE PROPERTY SHALL BE ON AN “AS IS”, “WHERE IS”, “WITH ALL FAULTS” BASIS, SUBJECT TO WEAR AND TEAR FROM THE EFFECTIVE DATE UNTIL CLOSING, AND (B) EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, SELLERS HAVE NO OBLIGATION TO REPAIR ANY DAMAGE TO OR DEFECT IN THE PROPERTY, REPLACE ANY OF THE PROPERTY OR OTHERWISE REMEDY ANY MATTER AFFECTING THE CONDITION OF THE PROPERTY.

6.2  RELIANCE ON PURCHASER DUE DILIGENCE. PURCHASER ACKNOWLEDGES AND AGREES THAT:

(A)  PURCHASER HAD THE OPPORTUNITY TO CONDUCT ALL DUE DILIGENCE INSPECTIONS OF THE PROPERTY AND THE BUSINESS BEFORE THE EFFECTIVE DATE, INCLUDING REVIEWING ALL DUE DILIGENCE DOCUMENTS AND MATERIALS AND OBTAINING ALL INFORMATION WHICH IT DEEMS NECESSARY TO MAKE AN INFORMED DECISION AS TO WHETHER IT SHOULD PROCEED WITH THE PURCHASE OF THE PROPERTY AND THE BUSINESS;

(B)  PURCHASER IS SATISFIED WITH THE RESULTS OF ITS DUE DILIGENCE REVIEW OF THE PROPERTY AND THE BUSINESS ;

(C)  PURCHASER IS RELYING ON ITS DUE DILIGENCE INSPECTIONS OF THE PROPERTY AND THE BUSINESS, ITS REVIEW OF THE SELLER DUE DILIGENCE MATERIALS AND THE REPRESENTATIONS AND WARRANTIES EXPRESSLY MADE BY SELLER IN THIS AGREEMENT AND THE SELLER DOCUMENTS IN PURCHASING THE PROPERTY; AND

(D)  EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES MADE BY SELLER IN THIS AGREEMENT OR ANY SELLER DOCUMENTS, PURCHASER WILL NOT BE RELYING ON ANY STATEMENT MADE OR INFORMATION PROVIDED TO PURCHASER BY SELLERS OR ANY OF ITS AFFILIATES, OR ANY OF THEIR RESPECTIVE SHAREHOLDERS, MEMBERS, PARTNERS, TRUSTEES, BENEFICIARIES, DIRECTORS, MANAGERS, OFFICERS, EMPLOYEES, ATTORNEYS, ACCOUNTANTS, CONTRACTORS, CONSULTANTS, AGENTS OR REPRESENTATIVES, OR ANY PERSON PURPORTING TO ACT FOR OR ON BEHALF OF SELLERS.

6.3  RELEASE OF SELLERS. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, BUT SUBJECT IN ALL CASES TOANY RIGHT TO INDEMNIFICATION BY ANY PURCHASER INDEMNITEES UNDER ARTICLE 15 FOR ANY BREACH OF REPRESENTATION, WARRANTY OR COVENANT OF SELLER UNDER THIS AGREEMENT, PURCHASER (FOR ITSELF AND ON BEHALF OF ALL OTHER PURCHASER INDEMNITEES) HEREBY WAIVES ALL CLAIMS, CAUSES OF ACTIONS, CONTRACTUAL RIGHTS AND RIGHTS UNDER ANY APPLICABLE LAW, THAT ANY PURCHASER INDEMNITEE MIGHT HAVE AGAINST ANY SELLER INDEMNITEE FOR, AND PURCHASER (FOR ITSELF AND ON BEHALF OF ALL PURCHASER INDEMNITEES) HEREBY RELEASES ALL SELLER INDEMNITEES FROM, ALL VIOLATIONS OF ANY APPLICABLE LAW AFFECTING THE PROPERTY OR THE BUSINESS, WHETHER KNOWN OR UNKNOWN TO PURCHASER, INCLUDING (A) ANY FAILURE TO COMPLY WITH THE AMERICANS WITH DISABILITIES ACT OF 1990, AND (B) ANY LIABILITY OR RIGHT OF CONTRIBUTION RELATING TO, OR OBLIGATION TO MITIGATE OR REMEDIATE, ANY ENVIRONMENTAL CONDITION IN, ON, UNDER, OVER OR MIGRATING FROM OR ONTO THE PROPERTY.

6.4  SURVIVAL. THIS ARTICLE 6 SHALL SURVIVE THE CLOSING.

Article 7
REPRESENTATIONS AND WARRANTIES

7.1  Seller’s Representations and Warranties. Each Seller represents and warrants to Purchaser (for itself only, and not jointly with the other Sellers), as of the Effective Date and the Closing Date, that:

7.1.1  Organization and Power. Seller (a) is duly incorporated or formed, validly existing and in good standing in the jurisdiction of its incorporation or formation, (b) is qualified to do business in the jurisdiction in which the Property is located, and (c) has all requisite power and authority to own the Property and operate the Business.

7.1.2  Authority and Binding Obligation. (a) Seller has full power and authority to execute this Agreement and all other documents to be executed by Seller pursuant to this Agreement (the “Seller Documents”), and to perform all obligations of Seller under the Seller Documents, (b) the execution by the signer on behalf of Seller of the Seller Documents, and the performance by Seller of its obligations under the Seller Documents, has been duly and validly authorized by all necessary action by Seller, and (c) the Seller Documents, when executed, will constitute the legal, valid and binding obligations of Seller enforceable against Seller in accordance with its terms, except to the extent Purchaser itself is in default under such Seller Documents.

7.1.3  Consents and Approvals; No Conflicts. Subject to the Lender Approval, and except for the approval of the appropriate Governmental Authorities in connection with the transfer of the Permits, the recordation of any Seller Documents as required, and as disclosed in Schedule 7.1.3, (a) no filing with, and no consent, approval or other authorization of, any Governmental Authority or other Person is necessary for the execution by Seller of any Seller Documents, or the performance by Seller of any of its obligations under any Seller Documents, except to the extent the failure to obtain such consent, approval or other authorization would not reasonably be expected to result in a Seller Material Adverse Effect, and (b) neither the execution by Seller of any Seller Documents, nor the performance by Seller of any of its obligations under any Seller Documents, will (i) violate any provision of Seller’s organizational or governing documents, (ii) violate any Applicable Law to which Seller is subject, (iii) result in a violation or breach of, or constitute a default under, or result in or give rise to any right of acceleration or termination of, any contract, agreement or other instrument or obligation to which Seller is a party or by which any of the Property is bound, except to the extent such violation, breach, default, acceleration or termination would not reasonably be expected to result in a Seller Material Adverse Effect, or (iv) result in the creation or imposition of any lien or encumbrance on any of the Property.

7.1.4  Title to Personal Property. Except as set forth in Schedule 7.1.4, Seller has good and valid title to all tangible Personal Property, which shall be free and clear of all liens and encumbrances as of the Closing.

7.1.5  Condemnation. Except as set forth in Schedule 7.1.5, Seller has not received any written notice of any pending condemnation proceeding or other proceeding in eminent domain, and to Seller’s Knowledge, no such condemnation proceeding or eminent domain proceeding is threatened affecting any of the Property.

7.1.6  Options. Seller has not granted any options or rights of first refusal or rights of first offers to third parties to purchase or otherwise acquire an interest in the Property.

7.1.7  Financial Statements. Seller has engaged an auditing firm that has at all required times since the date of enactment of the Sarbanes-Oxley Act been: (i) a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act); (ii) “independent” with respect to Seller within the meaning of Regulation S-X under the Exchange Act; and (iii) in compliance with subsections (g) through (l) of Section 10A of the Exchange Act and the rules and regulations promulgated by the SEC and the Public Company Accounting Oversight Board thereunder (such firm, the “PCAOB Auditor”). Seller has made available to Purchaser an accurate and complete copy of the income (profit and loss) statements for the Business for the years ended December 31, 2020 and 2021, and year-to-date income (profit and loss) statement from January 1, 2022 through March 31, 2022 (collectively, the “Hotel Financial Statements”). To Seller’s Knowledge, (a) the Hotel Financial Statements have been prepared in accordance with the Uniform System of Accounts with accrual method accounting, and (b) present fairly, in all material respects, the operation of the Business for the periods covered by such Hotel Financial Statements, subject to standard year-end adjustments for any year-to-date Hotel Financial Statements. The term “Uniform System of Accounts” means the Uniform System of Accounts for the Lodging Industry, Eleventh Edition, issued by the Hospitality Financial and Technology Professionals Foundation, or any other edition that was in effect at the time of the preparation of such financial statements in question.

7.1.8  Absence of Certain Developments. Since the date of the most recent balance sheet included in the Hotel Financial Statements, and except as contemplated by this Agreement, (a) a Seller Material Adverse Effect has not occurred, and (b) Seller has operated the Business in all material respects in the Ordinary Course of Business.

7.1.9  Compliance with Applicable Law. Except as set forth in Schedule 7.1.9, Seller has not received any written notice of a violation of any Applicable Law with respect to the Property or the Business that has not been cured or dismissed, and to Seller’s Knowledge, Seller is not in violation of any Applicable Law with respect to the Property or the Business that has not been cured or dismissed. (The term “Applicable Law” means (i) all statutes, laws, common law, rules, regulations, ordinances, codes or other legal requirements of any Governmental Authority, and (ii) any judgment, injunction, order or other similar requirement of any court or other adjudicatory authority, in effect at the time in question and in each case to the extent the Person or property in question is subject to the same.)

7.1.10  Zoning. Seller has not received written notice from, and to Seller’s Knowledge no action has been taken by, any Governmental Authority regarding any change to the zoning classification with respect to the Real Property. Seller has not received any written notice from, and to Seller’s Knowledge no action has been taken by, any Governmental Authority regarding any plan, study or effort by any Governmental Authority which in any way would materially impair the continued use and operation of the Property as currently used and operated. Seller has not received any written notice from, and to Seller’s Knowledge no action has been taken by, any Governmental Agency requiring any repair, alteration or correction of any existing condition on the Property.

7.1.11  Environmental Matters. Schedule 7.1.11 sets forth an accurate and complete list of all assessments, studies and reports relating to the environmental condition of the Property in Seller’s possession (the “Environmental Reports”), and Seller has made available to Purchaser an accurate and complete copy of all Environmental Reports.

7.1.12  Employment Matters. Unless otherwise required under the Union Contract or Laws, there are no employees of Seller or the Manager at the Property or otherwise who would become employees of Purchaser as a result of Purchaser’s purchase of the Property.

7.1.13  Litigation. Except as set forth in Schedule 7.1.13, (a) Seller has not been served with any court filing in any litigation with respect to the Property or the Business in which Seller is named a party which has not been resolved, settled or dismissed, (b) Seller has not received written notice of any claim, charge or complaint from any Governmental Authority or other Person pursuant to any administrative, arbitration or similar adjudicatory proceeding with respect to the Property or the Business which has not been resolved, settled or dismissed, and (c) neither the Property nor the Business is subject to any judgment or consent decree that remains in effect with respect to the Property or the Business.

7.1.14  Union Contracts. Seller has provided to Purchaser an accurate and complete copy of the Union Contract. Except for the Union Contract, Seller is not a party to any collective bargaining agreement with any labor union with respect to the Employees.

7.1.15  Taxes. Except as disclosed in Schedule 7.1.15, (a) all Taxes of Seller which would be delinquent if unpaid have been or will be paid in full as of the Closing or prorated at Closing as part of the Prorations, provided that if any such Taxes are payable in installments, such representation and warranty shall apply only to such installments which would be delinquent if unpaid at Closing, (b) Seller has not received any written notice for an audit of any Taxes which has not been completed, and for any such audits completed, all amounts due as a result of such audit (including all interest, penalties and fines) have been paid, and (c) Seller is not currently contesting any Taxes. (The term “Taxes” means any federal, state, local or foreign, real property, personal property, sales, use, room, occupancy, hotel accommodation, ad valorem or similar taxes, assessments, levies, charges or fees, imposed by any Governmental Authority on Seller with respect to the Property or the Business, including any interest, penalty or fine with respect thereto, but expressly excluding any (i) federal, state, local or foreign income, capital gain, gross receipts, capital stock, franchise, profits, estate, gift or generation skipping tax, or (ii) Transfer Taxes.)

7.1.16  Permits. Seller has made available to Purchaser an accurate and complete copy of all Permits in Seller’s possession. To Seller’s Knowledge, all permits, licenses, consents, authorizations, approvals, registrations and certificates required from a Governmental Authority have been obtained for all of the improvements located on the Property and for the operation of the Business. Except as set forth in Schedule 7.1.16, Seller has not received any written notice from any Governmental Authority or other Person of (a) any violation, suspension, revocation or non-renewal of any Permits that has not been cured or dismissed, or (b) any failure by Seller to obtain any Permits required with respect to the Property or the Business that has not been cured or dismissed.

7.1.17  Property Leases. Schedule 7.1.17 sets forth an accurate and complete list of all documents comprising the Property Leases. Seller has made available to Purchaser an accurate and complete copy of the Property Leases. Except as set forth in Schedule 7.1.17, (a) Seller has neither given nor received any notice of any breach or default under any Property Leases which has not been cured, and (b) to Seller’s Knowledge, no event has occurred or circumstance exists which, with notice or the passage of time, would result in a breach or default by Seller or Landlord under any Property Leases that would reasonably be expected to result in a Seller Material Adverse Effect.

7.1.18  Outlet Leases. Schedule 7.1.18 sets forth an accurate and complete list of all documents comprising the Outlet Leases. Seller has made available to Purchaser an accurate and complete copy of the Outlet Leases. Except as set forth in Schedule 7.1.18, Seller has neither given nor received any written notice of any breach or default under any Outlet Leases which has not been cured, and to Seller’s Knowledge, no event has occurred or circumstance exists which, with notice or the passage of time, would result in a breach or default by Seller or the other party under any Outlet Leases that would reasonably be expected to result in a Seller Material Adverse Effect.

7.1.19  Management and Franchise Agreements. Except for the Existing Management Agreements and Existing Franchise Agreements, Seller is not a party to any management or franchise agreements with respect to the Hotels. Except as set forth in Schedule 7.1.19, Seller has neither given nor received any written notice of any breach or default under any Existing Management Agreement or Existing Franchise Agreement which has not been cured, and to Seller’s Knowledge, no event has occurred or circumstance exists which, with notice or the passage of time, would result in a breach or default by Seller or the other party under any Existing Management Agreement or Existing Franchise Agreement that would reasonably be expected to result in a Seller Material Adverse Effect.

7.1.20  Contracts. Except for the Union Contract, Existing Management Agreements and Existing Franchise Agreements, and except for the Contracts to be sold, assigned, transferred and conveyed to Purchaser, (a) except for the Equipment Leases, Seller is not a party to any leases or purchase money security agreements for any equipment, machinery, vehicles, furniture or other personal property located at the Hotels or used in the Business, (b) there are no purchase, supply, service and maintenance contracts, construction contracts, license and royalty agreements, booking and reservation agreements, credit card agreements or other contracts and agreements for goods or services used in the Business, and (c) there are no agreements, including agreements for goods or services, employment or consulting agreements, and collective bargaining agreements, used in the Business to which Seller is a party that will be binding on Purchaser or the Property after the Closing. Except as set forth in Schedule 7.1.20, Seller has neither given nor received any written notice of any breach or default under any Contract which has not been cured, and to Seller’s Knowledge, no event has occurred or circumstance exists which, with notice or the passage of time, would result in a breach or default by Seller or the other party under any Contract that would reasonably be expected to result in a Seller Material Adverse Effect.

7.1.21  OFAC. Seller and all beneficial owners of Seller are currently (a) in compliance with and shall at all times during the term of this Agreement remain in compliance with the regulations of the Office of Foreign Assets Control (“OFAC”) of the U.S. Department of Treasury and any statute, executive order (including Executive Order 13224, dated September 24, 2001 and entitled “Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism”), or regulation relating thereto, and (b) not listed on, and shall not during the term of this Agreement be listed on, the Specially Designated Nationals and Blocked Persons List maintained by OFAC and/or on any other similar list maintained by OFAC or other Governmental Authority pursuant to any authorizing statute, executive order, or regulation.

7.1.22  Brokers. Seller has not dealt with any Person who has acted, directly or indirectly, as a broker, finder, financial adviser or in such other capacity for or on behalf of Seller in connection with the transaction described in this Agreement in any manner that would entitle such Person to any fee or commission in connection with the transaction described in this Agreement.

7.1.23  Foreign Person. Seller is a “United States person” (as defined in Section 7701(a)(30)(B) or (C) of the Code) for the purposes of the provisions of Section 1445(a) of the Code. (The term “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and any regulations, rulings, procedures and guidance issued by the Internal Revenue Service.)

7.2  LIMITATIONS ON SELLER REPRESENTATIONS AND WARRANTIES. PURCHASER ACKNOWLEDGES AND AGREES THAT, EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER SELLERS NOR ANY OF ITS AFFILIATES, NOR ANY OF THEIR RESPECTIVE SHAREHOLDERS, MEMBERS, PARTNERS, TRUSTEES, BENEFICIARIES, DIRECTORS, OFFICERS, MANAGERS, EMPLOYEES, ATTORNEYS, ACCOUNTANTS, CONTRACTORS, CONSULTANTS, AGENTS OR REPRESENTATIVES, NOR ANY PERSON PURPORTING TO REPRESENT ANY OF THE FOREGOING, HAVE MADE ANY REPRESENTATION, WARRANTY, GUARANTY, PROMISE, PROJECTION OR PREDICTION WHATSOEVER WITH RESPECT TO THE PROPERTY OR THE BUSINESS, WRITTEN OR ORAL, EXPRESS OR IMPLIED, ARISING BY OPERATION OF LAW OR OTHERWISE, INCLUDING ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OR ANY REPRESENTATION OR WARRANTY AS TO (A) THE CONDITION, SAFETY, QUANTITY, QUALITY, USE, OR OCCUPANCY OF THE HOTELS OR OPERATION OF THE BUSINESS, (B) THE PAST, PRESENT OR FUTURE REVENUES OR EXPENSES OF THE BUSINESS, (C) THE COMPLIANCE OF THE PROPERTY OR OPERATION OF THE BUSINESS WITH ANY ZONING REQUIREMENTS, BUILDING CODES OR OTHER APPLICABLE LAW, (D) THE ACCURACY OF ANY INFORMATION IN ANY SELLER DUE DILIGENCE MATERIALS PROVIDED TO PURCHASER WHICH WERE PREPARED FOR OR ON BEHALF OF SELLER, OR (E) ANY OTHER MATTER RELATING TO SELLER, THE PROPERTY OR THE BUSINESS. PURCHASER ACKNOWLEDGES AND AGREES (ON ITS OWN BEHALF AND ON BEHALF OF ITS AFFILIATES AND ITS REPRESENTATIVES) THAT: (I) IT HAS CONDUCTED ITS OWN INDEPENDENT INVESTIGATION OF THE FINANCIAL CONDITION, RESULTS OF OPERATIONS, ASSETS, LIABILITIES AND OPERATIONS OF THE PROPERTY AND THE BUSINESS; (II) IT HAS BEEN AFFORDED SATISFACTORY ACCESS TO THE BOOKS AND RECORDS, FACILITIES AND PERSONNEL OF SELLER AND ITS SUBSIDIARIES FOR PURPOSES OF CONDUCTING SUCH INVESTIGATION; AND (III) EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES BY SELLER SET FORTH IN THIS AGREEMENT, IT IS NOT RELYING ON ANY REPRESENTATIONS AND WARRANTIES FROM ANY PERSON IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY.

7.3  Purchaser’s Representations and Warranties. Purchaser represents and warrants to Seller, as of the Effective Date and the Closing Date, that:

7.3.1  Organization and Power. Purchaser (a) is duly incorporated or formed (as the case may be), validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation, (b) is in good standing as a foreign entity in each jurisdiction in which the character of its properties, or in which the transaction of its business, makes such qualification necessary, (c) is, or at Closing will be, qualified to do business in the jurisdiction in which the Property is located, and (d) has all requisite power and authority to own, lease and operate its properties and to carry on its business as currently being conducted.

7.3.2  Authority and Binding Obligation. (a) Purchaser has full power and authority to execute this Agreement and all other documents to be executed by Purchaser pursuant to this Agreement (the “Purchaser Documents”), and subject to Shareholder Approval, to perform all obligations of Purchaser under the Purchaser Documents, (b) the execution by the signer on behalf of Purchaser of the Purchaser Documents, and subject to Shareholder Approval, the performance by Purchaser of its obligations under the Purchaser Documents, has been duly and validly authorized by all necessary action by Purchaser, and (c) the Purchaser Documents, when executed, will constitute the legal, valid and binding obligations of Purchaser enforceable against Purchaser in accordance with its terms, except to the extent Seller itself is in default under such Purchaser Documents.

7.3.3  Consents and Approvals; No Conflicts. Except for (i) Shareholder Approval, (ii) compliance with applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (iii) compliance with applicable requirements of the Securities Act of 1933, as amended, and all rules and regulations of the SEC promulgated thereunder (the “Securities Act”) and the Securities Exchange Act of 1934, as amended, and all rules and regulations of the SEC promulgated thereunder (the “Exchange Act”), and (iv) such other consents, approvals, authorizations, permits, filings or notifications (if any) as will have been obtained or given at or prior to Closing and which are set forth in Schedule 7.3.3, (a) no filing with, and no consent, approval or other authorization of, any Governmental Authority or other Person is necessary for the execution by Purchaser of any Purchaser Documents, or the performance by Purchaser of any of its obligations under any Purchaser Documents, and (b) neither the execution by Purchaser of any Purchaser Documents, nor the performance by Purchaser of any of its obligations under any Purchaser Documents, will (i) violate any provision of Purchaser’s organizational or governing documents, (ii) violate any Applicable Law to which Purchaser is subject, or (iii) result in a violation or breach of, or constitute a default under, any contract, agreement or other instrument or obligation to which Purchaser is a party or by which any of Purchaser’s properties are subject.

7.3.4  Capitalization. As of the Effective Date, the authorized capital stock of Purchaser consists of 50,000,000 shares of Common Stock, 13,575,000 of which are issued and outstanding, and 1,000,000 shares of preferred stock of Purchaser, par value $0.0001 per share, none of which are issued and outstanding. In addition, as of the Effective Date, warrants exercisable for 10,502,500 shares of Common Stock, having an exercise price equal to $11.50 per share of Common Stock, are outstanding. All outstanding shares of Common Stock (a) have been duly authorized and validly issued and are fully paid and nonassessable, (b) were issued in compliance in all material respects with Applicable Law, and (c) were not issued in breach or violation of any preemptive rights, call options, rights of first refusal, subscription rights, transfer restrictions or similar rights of any Person or under the organizational documents of Purchaser. As of the Effective Date, except as set forth in the Purchaser SEC Reports, there are no outstanding (i) securities of Purchaser convertible into or exchangeable for shares or other Equity Interests of Purchaser, (ii) stock appreciation, phantom stock, stock-based performance unit, profit participation, restricted stock, restricted stock unit, other equity-based compensation award, equity equivalents or other similar rights of or with respect to Purchaser, (iii) subscriptions, calls, options, warrants, rights, convertible or exchangeable securities, “phantom” rights, appreciation rights, performance units, commitments or other agreements relating to the capital stock or any other Equity Interests of Purchaser, and no obligation of Purchaser to issue, deliver or sell, or cause to be issued, delivered or sold, any shares or any other Equity Interests of Purchaser or any securities convertible into or exercisable for such shares or other Equity Interests of Purchaser, or (iv) obligations of Purchaser to repurchase, redeem or otherwise acquire any shares any of the foregoing securities, shares or other Equity Interests of Purchaser, including securities convertible into or exchangeable for shares or other Equity Interests of Purchaser. Except as set forth in the Purchaser SEC Reports or on Schedule 7.3.4, there are no voting trusts, shareholder agreements, proxies, rights plan, anti-takeover plan or other agreements in effect with respect to the voting or transfer of any Common Stock or any other Equity Interests of Purchaser, or to which Purchaser is otherwise bound with respect thereto. No subsidiary of Purchaser owns any Equity Interest in Purchaser. The term “Equity Interests” means, with respect to any Person, all of the shares of capital stock or equity of (or other ownership or profit interests in) such Person, all of the warrants, trust rights, options or other rights for the purchase or acquisition from such Person of shares of capital stock or equity of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock or equity of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares or equity (or such other interests), restricted stock awards, restricted stock units, equity appreciation rights, phantom equity rights, profit participation and all of the other ownership or profit interests of such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination. Purchaser has no liability with respect to indebtedness for borrowed money, other than up to $1,500,000 of working capital loans convertible into warrants at $1.50 per warrant that may be incurred between the Effective Date and the Closing.

7.3.5  Trust Account. As of the Effective Date, Purchaser has at least $109,140,000 (the “Trust Amount”) in the account established by Purchaser holding the Trust Amount for the benefit of its public shareholders (the “Trust Account”), with such funds invested in United States government securities or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940, and held in trust by the Continental Stock Transfer & Trust Company (the “Trustee”) pursuant to the Investment Management Trust Agreement, dated as of August 30, 2021, between Purchaser and the Trustee (the “Trust Agreement”). The Trust Agreement is in full force and effect and is a legal, valid and binding obligation of Purchaser, enforceable in accordance with its terms. The Trust Agreement has not been terminated, repudiated, rescinded, amended, supplemented, modified or otherwise changed, in any respect by Purchaser or the Trustee, and no such termination, repudiation, rescission, amendment, supplement, modification or other change is contemplated by Purchaser. Purchaser is not party to or bound by any side letters with respect to the Trust Agreement or (except for the Trust Agreement) any agreements, contracts, arrangements or understandings (whether written or verbal) with the Trustee or any other Person that would (a) cause the description of the Trust Agreement in the Purchaser SEC Reports to be inaccurate in any material respect or (b) entitle any Person to any portion of the proceeds in the Trust Account, other than (i) any Redeeming Stockholders, (ii) the underwriters of Purchaser’s initial public offering, who are entitled to the Deferred Discount (as such term is defined in the Trust Agreement), and (iii) Purchaser with respect to income earned on the proceeds in the Trust Account to cover any of its tax obligations and up to $100,000 of interest on such proceeds to pay dissolution expenses). There are no proceedings or investigations pending or, to Purchaser’s Knowledge threatened, with respect to the Trust Account.

7.3.6  Purchaser SEC Reports.

(a)  Purchaser has timely filed or furnished all material forms, reports, schedules, statements and other documents required to be filed by it with the U.S. Securities and Exchange Commission (the “SEC”) since the consummation of the initial public offering of Purchaser’s securities, together with any material amendments, restatements or supplements thereto, and all such forms, reports, schedules, statements and other documents required to be filed or furnished under the Securities Act or the Exchange Act (all such forms, reports, schedules, statements and other documents filed with the SEC including all financial statements included therein, exhibits and schedules thereto and documents incorporated by reference therein, collectively, the “Purchaser SEC Reports”). Except for any changes (including any required revisions to or restatements of the Parent Financial Statements (defined below) or the Parent SEC Reports) to (A) the Parent’s accounting or classification of the outstanding Parent Common Stock as temporary, as opposed to permanent, equity that may be required as a result of statements by the SEC staff or recommendations or requirements of the Parent’s auditors, or (B) the Parents historical or future accounting relating to any other guidance from the SEC staff after the date hereof relating to non-cash accounting matters (clauses (A) and (B) are referred to collectively as the “SEC SPAC Accounting Changes”), (i) as of their respective dates, each of the Purchaser SEC Reports complied in all material respects with the Securities Act or the Exchange Act (as the case may be) and all other Applicable Laws, and (ii) none of the Purchaser SEC Reports contained, when filed or, if amended prior to the Effective Date, as of the date of any such amendment, any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b)  Except as a result of any SEC SPAC Accounting Changes, each of the financial statements included in the Purchaser SEC Reports, including all notes and schedules thereto, when filed or if amended prior to the Effective Date, as of the date of such amendment, modification, restatement, supplement or change, (a) complied with the Securities Act and/or Exchange Act (as the case may be) and all other Applicable Laws, (b) were prepared in accordance with generally accepted accounting principles historically and consistently applied in the United States and as in effect from time to time (“GAAP”) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Rule 10-01 of Regulation S-X of the SEC), and (c) fairly present in all material respects in accordance with applicable requirements of GAAP (subject, in the case of the unaudited statements, to normal year-end audit adjustments) the financial position of Purchaser, as of their respective dates and the results of operations and cash flows of Purchaser, for the periods presented therein. Each of the financial statements of Purchaser included in the Purchaser SEC Reports were derived from the books and records of Purchaser, which books and records are correct and complete in all material respects, and have been maintained in accordance with commercially reasonable business practices in all material respects.

(c)  To Purchaser’s Knowledge, (i) none of the Purchaser SEC Reports are the subject of ongoing SEC review or outstanding SEC comment, and (ii) neither the SEC nor any other Governmental Authority is conducting any investigation or review of Purchaser or any Purchaser SEC Report. No notice of any SEC review or investigation of the Purchaser or the Purchaser SEC Reports has been received by the Purchaser. Since the consummation of its initial public offering, as of the Effective Date, all comment letters received by the Purchaser from the SEC or the staff thereof and all responses to such comment letters filed by or on behalf of the Purchaser are publicly available on the SEC’s EDGAR website.

(d)  Since the consummation of its initial public offering, the Purchaser has timely filed or furnished, as applicable, all certifications and statements required by (i) Rule 13a-14 or Rule 15d-14 of the Exchange Act or (ii) 18 U.S.C. Section 1350 (Section 906 of the Sarbanes-Oxley Act of 2002) with respect to any of the Purchaser SEC Reports, and each such certification and statement is correct and complete. As used in this Section 7.3.6, the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.

7.3.7  No Undisclosed Liabilities. Purchaser has no material liabilities that are required to be disclosed on a balance sheet in accordance with GAAP, other than (i) liabilities set forth in or reserved against in the balance sheet of the Purchaser as of December 31, 2021 (the “Purchaser Balance Sheet”); (ii) liabilities which have arisen after the date of the Purchaser Balance Sheet in the Ordinary Course of Business (none of which results from, arises out of, or was caused by any breach of warranty, breach of contract or infringement or violation of Applicable Law); (iii) liabilities arising under this Agreement, the TBC Merger Agreement, or the transactions contemplated hereby and thereby and/or the performance by the Purchaser of its obligations under this Agreement or the TBC Merger Agreement; or (iv) fees, costs or expenses for advisors and Affiliates of Purchaser, including legal, accounting or other advisors incurred by Purchaser in connection with the transactions contemplated by this Agreement and the TBC Merger Agreement.

7.3.8  Internal Controls. Purchaser maintains a system of disclosure controls and procedures as required by Rule 13a-15 or Rule 15d-15 under the Exchange Act, including controls and procedures reasonably designed to ensure that all material information concerning Purchaser is made known on a timely basis to the individuals responsible for the preparation of the Purchaser SEC Reports. Purchaser maintains a system of internal control over financial reporting as required by Rule 13a-15 or Rule 15d-15 sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, and (iii) access to assets is permitted only in accordance with management’s general or specific authorization.

7.3.9  Listing. Since August 30, 2021, the Purchaser has complied, and is currently in compliance, with all applicable listing and corporate governance rules and regulations of the Nasdaq Stock Market (“Nasdaq”) in all material respects. The issued and outstanding units (“Units”) are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq under the symbol “REVEU”. The issued and outstanding Common Stock is registered pursuant to Section 12(b) of the Exchange Act and is listed for trading on Nasdaq under the symbol “REVE”. The issued and outstanding warrants (“Warrants”) are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq under the symbol “REVEW”. As of the Effective Date, there is no proceeding pending or, to Purchaser’s Knowledge, threatened against Purchaser by Nasdaq or the SEC with respect to any intention to deregister any Common Stock, Units or Warrants (collectively, the “Existing Purchaser Public Securities”) or prohibit or terminate the listing of any Existing Purchaser Public Securities on Nasdaq. Purchaser has not received any written deficiency notice or, to Purchaser’s Knowledge, any verbal deficiency notice, from Nasdaq relating to the continued listing requirements of any Existing Purchaser Public Securities. None of Purchaser or any of its Affiliates has taken any action that is designed or intended to terminate the registration of any Existing Purchaser Public Securities under the Exchange Act.

7.3.10  Status of Purchaser. Purchaser is not an “investment company” (as defined in the Investment Company Act of 1940). Purchaser is an “emerging growth company” (as defined in the Jumpstart Our Business Startups Act of 2012).

7.3.11  Business Activities

(a)  Since Purchaser’s organization, other than as described in the Purchaser SEC Reports, Purchaser has not conducted any material business activities other than activities directed toward the accomplishment of a business combination. Except as set forth in the Purchaser’s Charter Documents, there is no agreement, contract, understanding, commitment or order binding upon the Purchaser or to which the Purchaser is a party that has or would reasonably be expected to have the effect of prohibiting or impairing any business practice of Purchaser or any acquisition of property by Purchaser or the conduct of business by Purchaser after the Closing, other than such effects, individually or in the aggregate, which are not, and would not reasonably be expected to be, material to Purchaser.

(b)  Except for this Agreement and the transactions contemplated by this Agreement, and the TBC Merger Agreement and the transactions contemplated by the TBC Merger Agreement, Purchaser is not party to, bound by or has its assets or property subject to, and Purchaser has no rights, interests, liabilities or obligations with respect to, whether directly or indirectly, any contract, agreement or transaction that is, or could reasonably be interpreted as constituting, a business combination.

7.3.12  Related Person Transaction. Except as set forth in Schedule 7.3.11, and other than the private placement of securities in connection with the Purchaser’s initial public offering, there are no contracts, agreements or transactions, or series of related contracts, agreements or transactions (each, a “Purchaser Related Party Transaction”), between Parent or its Affiliates, on the one hand, and Purchaser or any Affiliate of Purchaser, or any of their respective directors, officers, directors or managers or, to Purchaser’s Knowledge, any of their respective “associates” or “immediate family” members (as such terms are defined in Rule 12b-2 and Rule 16a-1 of the Exchange Act), on the other hand, required to be disclosed by Purchaser in the Purchaser SEC Filings pursuant to Item 404 of Regulation S-K. Purchaser has made available to Seller true, correct and complete copies of each agreement, contract or other relevant documentation (including all amendments or modifications, supplements or other changes thereto) with respect to any Purchaser Related Party Transaction.

7.3.13  Brokers. Purchaser has not dealt with any Person who has acted, directly or indirectly, as a broker, finder, financial adviser or in such other capacity for or on behalf of Purchaser in connection with the transaction described in this Agreement in any manner which would entitle such Person to any fee or commission in connection with this Agreement or the transaction described in this Agreement.

7.3.14  No Violation of Sanctions Laws. None of Purchaser’s property or interests is subject to sanctions or being “restricted” or “blocked” under any Applicable Laws, and neither Purchaser nor any Person holding any direct or indirect interest in Purchaser is in violation of any such Applicable Laws. Neither Purchaser nor its affiliates or related persons, nor any of their respective shareholders, partners, members, directors or officers, or any other person with any ownership interest in, or control of, any of the foregoing, is a Person which could cause Seller to be in violation of any Applicable Laws that (a) would prohibit or restrict Seller from doing business with Purchaser or any of its related persons, or could subject Seller to any civil, criminal, regulatory, administrative or other action of a Governmental Authority (including fines, penalties, sanctions, loss of Approvals, seizure or confiscation of assets or interests or similar liability of action) for doing business with Purchaser or any of its related persons (including on the Effective Date those Applicable Laws published at www.ustreas.gov/offices/enforcement/ofac), (b) prohibit the making or receiving of bribes or other inappropriate payments for or on behalf of Seller or any of its related persons or the performance of this Agreement or (c) regulate casinos, gaming or gambling.

7.4  LIMITATIONS ON PURCHASER REPRESENTATIONS AND WARRANTIES. SELLER ACKNOWLEDGES AND AGREES THAT, EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER PURCHASER NOR ANY OF ITS AFFILIATES, NOR ANY OF THEIR RESPECTIVE SHAREHOLDERS, MEMBERS, PARTNERS, TRUSTEES, BENEFICIARIES, DIRECTORS, OFFICERS, MANAGERS, EMPLOYEES, ATTORNEYS, ACCOUNTANTS, CONTRACTORS, CONSULTANTS, AGENTS OR REPRESENTATIVES, NOR ANY PERSON PURPORTING TO REPRESENT ANY OF THE FOREGOING, HAVE MADE ANY REPRESENTATION, WARRANTY, GUARANTY, PROMISE, PROJECTION OR PREDICTION WHATSOEVER WITH RESPECT TO PURCHASER, WRITTEN OR ORAL, EXPRESS OR IMPLIED, ARISING BY OPERATION OF LAW OR OTHERWISE, INCLUDING ANY REPRESENTATION OR WARRANTY AS TO (A) THE OPERATION OF PURCHASER’S BUSINESS AS PROPOSED TO BE CONDUCTED AFTER THE CLOSING, (B) THE PAST, PRESENT OR FUTURE REVENUES OR EXPENSES OF PURCHASER’S BUSINESS AS PROPOSED TO BE CONDUCTED AFTER THE CLOSING, (C) THE COMPLIANCE OF THE OPERATION OF PURCHASER’S BUSINESS AS PROPOSED TO BE CONDUCTED AFTER THE CLOSING WITH ANY APPLICABLE LAW, (D) THE ACCURACY OF ANY INFORMATION IN ANY PURCHASER DUE DILIGENCE MATERIALS PROVIDED TO PURCHASER WHICH WERE PREPARED FOR OR ON BEHALF OF PURCHASER, OR (E) ANY OTHER MATTER RELATING TO PURCHASER OR PURCHASER’S BUSINESS AS PROPOSED TO BE CONDUCTED AFTER THE CLOSING. SELLER ACKNOWLEDGES AND AGREES (ON ITS OWN BEHALF AND ON BEHALF OF ITS AFFILIATES AND ITS REPRESENTATIVES) THAT IT IS A SOPHISTICATED ENTITY AND IS CAPABLE OF UNDERSTANDING THE RISKS INVOLVED IN THE TRANSACTIONS CONTEMPLATED HEREBY AND, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES BY PURCHASER SET FORTH IN THIS AGREEMENT, IT IS NOT RELYING ON ANY REPRESENTATIONS AND WARRANTIES FROM ANY PERSON IN CONNECTION WITH THE PROPERTY OR THE BUSINESS OF PURCHASER.

7.5  Knowledge. Notwithstanding anything to the contrary in this Agreement, if a Party has Knowledge before the Closing Date of a breach of any representation or warranty made by the other Party in this Agreement and the Party with Knowledge of such breach nevertheless elects to close this transaction, such representation or warranty shall be deemed to be modified to reflect such Party’s Knowledge. The term “Knowledge” means (a) with respect to Seller, (i) the actual knowledge of John Casale, without any duty of inquiry or investigation, and expressly excluding the knowledge of any other shareholder, partner, member, trustee, beneficiary, director, officer, manager, employee, agent or representative of Seller or any of its Affiliates, and (ii) any matter disclosed in any exhibits or schedules to this Agreement, and (b) with respect to Purchaser, (i) the actual knowledge of Elan Blutinger or Alex Lombardo, without any duty of inquiry or investigation, and expressly excluding the knowledge of any other shareholder, partner, member, trustee, beneficiary, director, officer, manager, employee, agent or representative of Purchaser or any of its Affiliates, (ii) any matter disclosed in any exhibits or schedules to this Agreement, (iii) any matter disclosed in any Seller Due Diligence Materials or any other documents or materials provided by Seller to Purchaser before the Closing, and (iv) any matter disclosed by the Inspections or in the Purchaser Due Diligence Reports.

7.6  New Disclosures. Notwithstanding anything to the contrary in this Agreement, each Party shall have the right, from time to time before the Closing Date, without the other Party’s consent, to update or provide a new schedule to this Agreement with respect to each representation or warranty by such Party (the “Disclosing Party”) to the extent that (a) such update or new schedule is necessary for the applicable representation or warranty to be true and correct as of the date made or as of the Closing, and (b) the Disclosing Party did not have Knowledge as of the Effective Date of the matter being disclosed in such updated or new schedule (the “New Disclosure”). The Disclosing Party shall make such New Disclosure by providing written notice to the other Party in accordance with this Agreement as promptly as possible after acquiring Knowledge of the fact, event or circumstance relating to such New Disclosure. If the Disclosing Party makes a New Disclosure after the Effective Date, then (i) the applicable representation and warranty shall not be qualified by such New Disclosure for the purposes of determining whether the other Party’s closing conditions have been satisfied, and such representation and warranty shall be deemed to have been breached by the Disclosing Party to the extent the information in such New Disclosure causes such representation and warranty to be false, and (ii) if the other Party proceeds to Closing notwithstanding such New Disclosure, the applicable representation or warranty shall be qualified by such New Disclosure for the purposes of limiting the defense and indemnification obligations of the Disclosing Party under this Agreement.

Article 8
PRE-CLOSING

8.1  Exclusivity.

8.1.1  Purchaser Restrictions. From the Effective Date until the Closing or earlier termination of this Agreement, Purchaser shall not, and shall ensure that none of its Affiliates or related entities, and none of the shareholders, trustees, partners, members, directors, officers, managers, employees, agents, representatives or other Persons acting for or on behalf of Purchaser or any of its Affiliates or related entities, solicit, pursue, negotiate, discuss, work or consult with, or enter into any agreement with, any other person or entity regarding any (i) purchase, lease or other acquisition of any hotel or other similar property for use in Purchaser’s business, or (ii) purchase or other acquisition of any direct or indirect ownership interest in, any entity that holds any hotel or other similar property for use in Purchaser’s business.

8.2  Operation of Business.

8.2.1  Operation of Business. From the Effective Date until the Closing or earlier termination of this Agreement, Seller shall operate the Business generally consistent with Seller’s past custom and practice, as modified by taking into account the facts and circumstances in existence from time to time (the “Ordinary Course of Business”). Without limiting the foregoing, Seller (a) shall not transfer or otherwise dispose of any of the Property or any part thereof or interest therein (other than in the Ordinary Course of Business), and shall not create or suffer the imposition of any further liens or encumbrances or restrictions on the Property or any interest therein, (b) shall maintain all existing policies of insurance on the Property, and (c) shall not enter into any new Contracts or modify, extend, replace or renew any Contracts without the prior written consent of Purchaser unless the same may be terminated by the owner of the Property upon 30 days notice without the payment of any termination fee or penalty.

8.2.2  Operation of Purchaser. Except for those actions or omissions required or expressly permitted by the terms of this Agreement, the TBC Merger Agreement, Purchaser’s Charter Documents or Applicable Law, from the Effective Date until the Closing or earlier termination of this Agreement, (i) Purchaser and its Affiliates shall operate their business in the ordinary course of business, and (ii) without limiting the foregoing, Purchaser (a) shall not amend its Charter Documents, (b) purchase, redeem or otherwise acquire, directly or indirectly, any Equity Interest of Purchaser, (c) declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any Equity Interest, or split, combine or reclassify any equity interest or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any Equity Interest, (d) issue, deliver, sell, authorize, pledge or otherwise encumber, or agree to any of the foregoing with respect to, any Equity Interest or any securities convertible into or exchangeable for any Equity Interest, or subscriptions, rights, warrants or options to acquire any Equity Interest, or any securities convertible into or exchangeable for any Equity Interest, or enter into other agreements or commitments of any character obligating it to issue any such Equity Interest, (e) enter into any Purchaser Related Party Transaction or (f) incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities, enter into any “keep well” or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing.

8.3  Purchaser Borrowings. From the Effective Date until the Closing or earlier termination of this Agreement, Purchaser shall have the right to borrow funds from its sponsor, directors, officers, and/or stockholders to meet its reasonable capital requirements (“Purchaser Borrowings”), with any such Purchaser Borrowings to be made only as reasonably required by the operation of Purchaser in due course on a non-interest bearing basis and otherwise on arm’s length terms and conditions and repayable at the Closing or convertible into securities of Purchaser in accordance with the terms of the promissory notes issued to evidence the Purchaser Borrowings, which terms have been set forth in the Purchaser’s final prospectus for its initial public offering dated August 30, 2021 (the “Final Prospectus”).

8.4  Consents and Approvals.

8.4.1  Permits. Purchaser shall be responsible for obtaining any consent or approval required to transfer the Permits or obtain the issuance of any new licenses and permits, including the licenses and permits required for the purchase, sale, service and consumption of alcoholic beverages at the Hotel (the “Liquor Licenses”). Purchaser, at its cost and expense, shall submit all necessary applications and other materials to the appropriate Governmental Authority and take such other actions to effect the transfer of the Permits or issuance of new licenses and permits, including the Liquor Licenses, as of the Closing, and Seller shall use (or if any Permits are held in the name of Existing Manager or other Person, cause Existing Manager or such other Person to use) commercially reasonable efforts (at no cost or expense to Seller or Existing Manager) to cooperate with Purchaser to cause the Permits to be transferred or new licenses and permits to be issued to Purchaser. If this Agreement is terminated and Purchaser has filed an application or otherwise commenced the processing of obtaining new licenses and permits, Purchaser shall withdraw all such applications and cease all other activities with respect to such new licenses and permits. If Purchaser is unable to obtain the Liquor Licenses before the Closing, Seller (or the Person that holds the Liquor Licenses) and Purchaser shall enter into the Interim Beverage Services Agreement in the form of Exhibit A (the “Interim Beverage Services Agreement”) pursuant to which Seller (or the Person that holds the existing Liquor Licenses) shall manage the purchase, sale and service of alcoholic beverages at the Hotel to the extent permitted under Applicable Law in accordance with the terms in the Liquor Management Agreement. If Purchaser does not obtain any consent or approval to transfer any Permit or the issuance of any new license or permit for any reason, such Permit shall constitute Excluded Property and not be assigned or transferred to Purchaser, and Purchaser shall have no right to terminate this Agreement for not having obtained such consent or approval to transfer such Permit or the issuance of any new license or permit.

8.4.2  Property Leases. Seller, at its cost and expense, shall be responsible for obtaining any consent or approval required to assign or transfer any Property Leases, and any estoppels that Landlord is required to provide or Purchaser requests from Landlord under the Property Leases. Notwithstanding the foregoing, Purchaser shall not communicate with the Landlord unless Purchaser provides Seller notice at least 24 hours before any such communication, and Seller shall have the right to have an employee, agent or representative to participate in any such communication. Purchaser shall use commercially reasonable efforts (at no cost or expense to Seller) to cooperate with Seller to obtain any consent or approval as reasonable requested by Seller. If Seller does not obtain any required consent or approval for any Property Lease for any reason, such Property Lease shall constitute Excluded Property and not be assigned or transferred to Purchaser, and Purchaser shall have no right to terminate this Agreement for not having obtained such consent or approval, unless such Property Lease is set forth on Schedule 8.4.2 or would have a Seller Material Adverse Effect.

8.4.3  Contracts. Seller, at its cost and expense, shall be responsible for obtaining any consent or approval required to assign or transfer any Contracts. Purchaser shall use commercially reasonable efforts (at no cost or expense to Purchaser) to cooperate with Purchaser to obtain any consent or approval as reasonable requested by Seller. If Seller does not obtain any required consent or approval for any Contract for any reason, such Contract shall constitute Excluded Property and not be assigned or transferred to Purchaser, and Purchaser shall have no right to terminate this Agreement for not having obtained such consent or approval.

8.5  Employees.

8.5.1  Employment of Employees. Purchaser acknowledges and agrees that (i) all employees providing services on a full-time or part-time basis at the Hotel (the “Employees”) are employed by Manager under the Existing Management Agreement and shall continue to be employed by Manager after the Closing in accordance with the New Management Agreements on substantially the same terms of employment, including salaries and wages, and health, welfare, retirement and other benefits as provided by Employer to such Employees and their spouses, dependents and other qualified beneficiaries under the health, welfare, retirement, severance and other benefit plans maintained by Employer before the Closing (the “Employee Plans”), and (ii) the Employees shall receive credit for such time that the Employees worked for Employer for purposes of eligibility, vesting and accrual under the Employee Plans. Purchaser acknowledges and agrees that Manager will not terminate any Employees without giving prior notice to the Employees to the extent required under the Worker’s Adjustment and Retraining Notification Act, 29 U.S.C. 2101, et seq., or any similar state or local law, as amended from time to time, and any regulations, rules and guidance issued pursuant thereto (the “WARN Act”) with respect to termination of such Employees.

8.5.2  Union Employees. Upon Closing, Purchaser (to the extent the Union Contract is binding on the owner of the applicable Hotel) shall comply with the terms of the Union Contract, including hiring or continuing the employment of the Union Employees upon Closing to the extent required under the Union Contract, on such terms and with such compensation, health, welfare and other benefits for the Union Employees as required under the Union Contract.

8.5.3  Survival. This Section 8.5 shall survive the Closing.

8.6  Public Announcements.

8.6.1  Public Announcements. Notwithstanding anything to the contrary in this Agreement, prior to the Closing, the Parties shall consult with each other before issuing any press release or other public statement (including through social media platforms) with respect to the Property, the Business, this Agreement or the transactions contemplated by this Agreement, and except as required by any Applicable Law, no Party shall issue any such press release or other public statement without the prior written consent of the other Parties, which consent shall not be unreasonably withheld, conditioned or delayed, provided that (a) a Party may make any public announcement that is required by Applicable Law or the requirements of any national securities exchange, in which case, to the extent practicable, prior to its release the Party making such public announcement shall provide such announcement to the other Party and consider in good faith any comments from such other Party; and (b) a Party may make announcements regarding this Agreement or the transactions contemplated by this Agreement consisting solely of information contained in and otherwise consistent with any such mutually agreed press release or public announcement previously disseminated or filed (including, for the avoidance of doubt, the Registration Statement, Signing Form 8-K and Closing Form 8-K) to their directors, officers, employees, service providers, other material business relationships and other interested parties, without the consent of the other Party. Notwithstanding the foregoing, a Party shall not be prohibited from communicating on a confidential basis with any third party regarding this Agreement or the transactions contemplated by this Agreement to the extent necessary for the purpose of seeking any third-party consent in accordance with this Agreement.

8.6.2  Signing Form 8-K. As promptly as practicable after the Effective Date, Purchaser shall prepare and file a Current Report on Form 8-K pursuant to the Exchange Act to report the execution of this Agreement (the “Signing Form 8-K”). Purchaser shall provide Seller with a reasonable opportunity to review and comment on the Signing Form 8-K prior to its filing and shall consider such comments in good faith. Purchaser shall not file any such documents with the SEC without the prior written consent of Seller, which consent shall not be unreasonably withheld, conditioned or delayed.

8.6.3  Closing Form 8-K. At least five days before the Closing Date, Purchaser shall prepare a draft Current Report on Form 8-K in connection with and announcing the Closing, together with, or incorporating by reference, such information that is required to be disclosed with respect to the transactions contemplated by this Agreement pursuant to Form 8-K (the “Closing Form 8-K”). Purchaser shall provide Seller with a reasonable opportunity to review and comment on the Closing Form 8-K prior to its filing and shall consider such comments in good faith. Prior to the Closing, Purchaser shall prepare a press release announcing the consummation of the transactions contemplated by this Agreement, provided that Purchaser shall not file any such documents with the SEC or publish such press release without the prior written consent of Seller, which consent shall not be unreasonably withheld, conditioned or delayed (“Closing Press Release”). Concurrently with the Closing, the Purchaser shall distribute the Closing Press Release, and Purchaser shall file the Closing Form 8-K with the SEC no later than four Business Days after the Closing Date.

8.7  SEC Filings

8.7.1  Registration Statement and Proxy Statement/Prospectus. As promptly as reasonably practicable after the Effective Date, Purchaser shall prepare and file with the SEC (a) a registration statement on Form S-4 under the Securities Act with respect to the shares of the Purchaser Common Stock to be issued under this Agreement (including any post-effective amendments and supplements thereto, and all exhibits to and all material incorporated by reference in, such registration statement, the “Registration Statement”) and (b) a proxy statement/prospectus as part of the Registration Statement to be sent to the stockholders of Purchaser relating to the Purchaser Stockholder Meeting (including any post-effective amendments and supplements thereto, and all exhibits to and all material incorporated by reference in, such proxy statement/prospectus, the “Proxy Statement/Prospectus”), both of which shall comply as to form, in all material respects, with the provisions of the Securities Act and Exchange Act (as applicable), for the purpose of (i) providing the stockholders of Purchaser with the opportunity to participate in the Purchaser Share Redemption, (ii) soliciting proxies from the stockholders of Purchaser to vote at the Purchaser Stockholder Meeting in favor of the transactions contemplated in this Agreement and the other matters presented to the stockholders of the Purchaser at such meeting, and (iii) offering the shares of the Purchaser Common Stock to be issued under this Agreement to the Seller. Purchaser shall file the Registration Statement (including the Proxy Statement/Prospectus) with the SEC, as promptly as practicable after the Effective Date in connection with the registration under the Securities Act of the offer and sale of the shares of Purchaser Common Stock to be issued in connection with the transactions contemplated by this Agreement. Purchaser shall provide Seller a reasonable opportunity to review and comment on the Registration Statement (including the Proxy Statement/Prospectus), or any amendment or supplement thereto, and any response to SEC comments with respect thereto, in each case, prior to filing, and Purchaser shall not file the Registration Statement (including the Proxy Statement/Prospectus), or any amendment or supplement thereto, or respond to SEC comments with respect thereto, without the prior written consent of the Seller, which shall not be unreasonably withheld, conditioned or delayed. Purchaser shall use its commercially reasonable efforts to (i) cause the Registration Statement, when filed, to comply with the Securities Act and Exchange Act (as applicable) and all other Applicable Laws, (ii) respond as promptly as reasonably practicable to and resolve all comments received from the SEC or its staff concerning the Registration Statement (including the Proxy Statement/Prospectus), (iii) cause the Registration Statement to be declared effective under the Securities Act as promptly as practicable after such filing, and (iv) keep the Registration Statement effective for so long as necessary to complete the transactions contemplated by this Agreement.

8.7.2  Information Furnished by Purchaser. The information furnished or to be furnished by Purchaser for inclusion in the Registration Statement and the Proxy Statement/Prospectus, any other Purchaser SEC Report, any document submitted to any other Governmental Authority or any announcement or public statement regarding the transactions contemplated by this Agreement (including any press release related to the foregoing), (a) at the time such information is filed, submitted or made publicly available, (b) (i) in the case of the Registration Statement, at the time the Registration Statement is declared effective under the Securities Act and (ii) in the case of the Proxy Statement/Prospectus, at the time the Proxy Statement/Prospectus (or any amendment thereof or supplement thereto) is first mailed to the stockholders of Purchaser, or at the time of the Purchaser Stockholder Meeting and (c) the Closing (in each case, subject to the qualifications and limitations set forth in the materials provided by Purchaser or that are included in such filings and/or mailings), shall not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein (except in the case of the Registration Statement) in light of the circumstances in which they are made, not misleading, except that no warranty or representation is made by the Purchaser with respect to statements made or incorporated by reference therein based on information supplied by the Seller or TBC or their respective affiliates for inclusion therein. If at any time prior to the Closing (including prior to the Purchaser Stockholder Meeting) any information relating to Purchaser or any of its Affiliates, directors or officers, is discovered by Purchaser that is required to be disclosed in an amendment or supplement to the Registration Statement (including the Proxy Statement/Prospectus) so that the Registration Statement (including the Proxy Statement/Prospectus) would not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, (except in the case of the Registration Statement) in light of the circumstances under which they were made, not misleading, Purchaser shall promptly inform Seller, and Purchaser shall prepare an appropriate amendment or supplement describing such information to be filed promptly with the SEC and, to the extent required by the Securities Act or Exchange Act (as applicable) or any other Applicable Law, disseminate such information to the stockholders of Purchaser.

8.7.3  Communications with SEC. Purchaser shall, as promptly as reasonably practicable, (i) notify Seller upon the receipt of any comments from the SEC or any request from the SEC for amendments or supplements to the Registration Statement, and (ii) provide to Seller copies of all material correspondence between Purchaser and its representatives, on the one hand, and the SEC, on the other hand, and all written comments with respect to the Registration Statement received from the SEC, and (iii) advise Seller on any verbal comments with respect to the Registration Statement received from the SEC. Purchaser shall notify Seller, promptly after Purchaser receives notice from the SEC of the declaration of the effectiveness of the Registration Statement by the SEC (the “SEC Approval Date”) or the issuance of any stop order relating thereto, and Purchaser shall use its commercially reasonable efforts to have any such stop order or suspension lifted, reversed or otherwise terminated.

8.7.4  Compliance with Laws. Purchaser shall use its commercially reasonable efforts to take all actions required to be taken under the Securities Act or the Exchange Act (as applicable) or other Applicable Law, including any applicable foreign or state securities or “blue sky” laws and the rules and regulations thereunder, in connection with the transactions contemplated by this Agreement. The Registration Statement, the Proxy Statement/Prospectus and any other Purchaser SEC Report will comply in all material respects with the applicable requirements of the Securities Act and the Exchange Act (as applicable) and all other Applicable Laws.

8.8  Required Information.

8.8.1  Provision of Information By Seller. In connection with the preparation of the Registration Statement, the Proxy Statement/Prospectus, or any other statement, filing notice, or application made by or on behalf of Purchaser and/or Seller to any Governmental Authority in connection with the transactions contemplated by this Agreement, including any amendment or supplement thereto or other document filed in connection therewith, or any press release or Form 8-K relating to the Property or to the transactions contemplated hereby (each, a “Reviewable Document”), and for any other reasonable purposes, Seller, upon request by Purchaser, shall provide Purchaser with any financial and other information concerning Seller or its equity owners, directors, managers, or officers to the extent necessary to prepare a Reviewable Document in compliance with the Securities Act or Exchange Act (as applicable) or other Applicable Law.

8.8.2  Information Furnished By Seller. The information furnished or to be furnished by Seller for inclusion in the Registration Statement and the Proxy Statement/Prospectus, any other Reviewable Document, any document submitted to any other Governmental Authority or any announcement or public statement regarding the transactions contemplated by this Agreement (including any press release related to the foregoing), at (a) the time such information is filed, submitted or made publicly available, (b) (i) in the case of the Registration Statement, the time the Registration Statement is declared effective under the Securities Act and (ii) in the case of the Proxy Statement/Prospectus, the time the Proxy Statement/Prospectus (or any amendment thereof or supplement thereto) is first mailed to the stockholders of Purchaser, or at the time of the Purchaser Stockholder Meeting and (c) the Closing (in each case, subject to the qualifications and limitations set forth in the materials provided by Purchaser or that are included in such filings and/or mailings), shall not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, (except in the case of the Registration Statement) in light of the circumstances in which they are made, not misleading, except that no warranty or representation is made by the Purchaser with respect to statements made or incorporated by reference therein based on information supplied by the Seller or TBC or their respective affiliates for inclusion therein. If at any time prior to the Closing (including prior to the Purchaser Stockholder Meeting) any information relating to Seller or any of its Affiliates, directors or officers, is discovered by Seller that is required to be disclosed in an amendment or supplement to the Registration Statement (including the Proxy Statement/Prospectus) so that the Registration Statement (including the Proxy Statement/Prospectus) would not include a misstatement of a material fact or omit to state any material fact necessary to make the statements therein, (except in the case of the Registration Statement) in light of the circumstances under which they were made, not misleading, Purchaser shall promptly inform Seller, and Purchaser shall prepare an appropriate amendment or supplement describing such information to be filed promptly with the SEC and, to the extent required by the Securities Act or Exchange Act (as applicable) or any other Applicable Law, disseminate such information to the stockholders of Purchaser.

8.8.3  Financial Statements. Seller shall use commercially reasonable efforts to cause its PCAOB auditor to issue its audit report on the balance sheets of each Seller and income statements for the Business and grant its consent to inclusion of such audit letter in the Reviewable Document to the extent required under the Securities Act or Exchange Act (as applicable) or other Applicable Law. In addition, Seller shall provide Purchaser with updated unaudited Hotel Financial Statements within 25 days after the end of each calendar month.

8.9  PIPE Transaction. Purchaser has delivered to Sellers a true, complete and correct copy of an executed non-binding letter of intent for a potential investment in the Purchaser at Closing and intends to seek additional commitments after the date hereof (collectively the “PIPE Documents”) for a private placement to be consummated simultaneously with the Closing (the “PIPE Investment”). Purchaser shall use its commercially reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange and obtain the PIPE Investment on the terms set forth in the PIPE Documents. Purchaser shall provide Seller with copies of all documents relating to the PIPE Investment once executed and shall give Seller prompt written notice upon becoming aware of (i) any breach or default, or any event or circumstance which, with or without notice, lapse of time or both, could reasonably be expected to give rise to any breach or default, by any party to any of such documents, (ii) any actual or potential failure to carry out any of the terms of any of such documents, (iii) any actual or threatened termination or repudiation of any of such documents by any party thereto, (iv) any material dispute or disagreement between or among any of the parties to any of such documents, or (v) the occurrence of an event or development that Purchaser reasonably expects to have a material and adverse impact on the ability of Purchaser to obtain all or any portion of the PIPE Investment.

8.10  Purchaser Stockholder Meeting. Purchaser shall set a record date (the “Record Date”) for determining the stockholders of the Purchaser entitled to notice of and to vote at the Purchaser Stockholder Meeting and will cause the Proxy Statement/Prospectus to be mailed to each stockholder of the Purchaser as of the Record Date, in each case, as promptly as practicable after the SEC Approval Date. Purchaser shall cause a “broker search” to be commenced with respect to such Record Date in accordance with Rule 14a-12 of the Exchange Act. As soon as reasonably practicable after the SEC Approval Date (but not later than 10 Business Days after the SEC Approval Date), Purchaser shall (a) distribute the Proxy Statement/Prospectus to its stockholders, (b) duly call, give notice of, convene and hold the meeting of its stockholders (the “Purchaser Stockholder Meeting”) in accordance with the Delaware General Corporate Law and, subject to the other provisions of this Agreement, on a date no later than 45 days after the SEC Approval Date (subject to postponement or adjournment in accordance with this Section 8.10), and (c) subject to the other provisions of this Agreement, solicit proxies from such holders to vote in favor of the approval of the transactions contemplated in this Agreement and the other matters presented to Purchaser’s stockholders at such meeting. Notwithstanding the foregoing provisions of this Section 8.10, but subject to the Termination Right, Purchaser shall, after consultation with Seller in good faith, be entitled to make one or more successive postponements or adjournments of the meeting of its stockholders (i) to ensure that any supplement or amendment to the Proxy Statement/Prospectus that Purchaser’s board of directors has determined in good faith is required to satisfy the the requirements of the Securities Act or Exchange Act (as applicable) or any other Applicable Law, (ii) if, as of the time for which the Purchaser Stockholder Meeting is originally scheduled (as set forth in the Proxy Statement/Psospectus), there are insufficient shares of outstanding capital stock of Purchaser reqpresented (either in person or by proxy) to constitute a quorum necessary to conduct the business to be concluded at the Purchaser Stockholder Meeting, (iii) to seek withdrawals of redemption requests from the stockholders of Purchaser, or (iv) in order to solicit additional proxies from stockholders of Purchaser for purposes of obtaining approval of the transactions contemplated in this Agreement, provided that Purchaser shall reconvene such meeting as promptly as practicable following such time as such matter has been resolved.

8.11  Securities Listing. Purchaser shall (a) use its reasonable best efforts to keep the Common Stock listed for trading on the Nasdaq from the Effective Date until the Closing or earlier termination of this Agreement, (b) prepare and submit to Nasdaq a notice of listing of additional shares and/or a listing application, in each case if required under Nasdaq rules, in connection with the transactions contemplated hereby and the PIPE Investment, and (c) use reasonable best efforts to obtain approval for the listing of the Common Stock (including the shares of Common Stock issuable in the transactions contemplated hereby and in the PIPE Investment) on Nasdaq after the Closing, and Seller shall reasonably cooperate with Purchaser with respect to such listing.

8.12  Trust Fund Disbursement. At the Closing, Parent shall deliver (or cause to be delivered) to the Trustee all notices, instructions, and other documents required to be delivered to the Trustee to effect the Closing, including a termination letter for the Trust (the “Trust Termination Letter”). The Trust Termination Letter shall instruct the Trustee to distribute the Trust Fund as follows: (a) first, to stockholders of Purchaser who elect to have their shares of Common Stock redeemed for cash (“Redeeming Stockholders”) in accordance with the provisions of Parent’s Charter Documents (the “Purchaser Share Redemption”), (b) second, to Seller in payment of the amounts due at the Closing under this Agreement, and (c) third, as directed by Purchaser in its sole discretion.

8.13  No Claim Against Trust Fund. Notwithstanding anything else in this Agreement, Seller acknowledges and agrees that (a) Purchaser has established the Trust Fund and that Purchaser may disburse funds from the Trust Fund only in certain limited situations described in the Final Prospectus, and (b) if a “business combination” (as defined in Purchaser’s Charter Documents) is not consummated by the time period set forth in Purchaser’s Charter Documents, Purchaser shall be obligated to return to the holders of Common Stock the amounts being held in the Trust Fund. Accordingly, Seller, for itself and Affiliates, and their respective directors, officers, employees and agents, hereby waives all right, title, interest or claim of any kind against Purchaser to collect from the Trust Fund any funds that may be owed to them by Purchaser for any reason whatsoever, including a breach of this Agreement by Purchaser or any negotiations, agreements or understandings with Purchaser (whether in the past, present or future), and shall not seek recourse against the Trust Fund at any time for any reason whatsoever; provided that nothing in this Section 8.13 shall serve to limit or prohibit (i) Seller’s right to pursue a claim against Purchaser pursuant to this Agreement for legal relief against any amounts held outside the Trust Fund or for specific performance or other equitable relief in connection with the transactions contemplated in this Agreement, and (ii) any claims that Seller may have in the future pursuant to this Agreement against Purchaser’s assets or funds that are not held in the Trust Fund and not distributed to Redeeming Stockholders. This Section 8.13 shall survive termination of this Agreement.

8.14  No Purchaser Securities Transactions. Seller shall not, and shall use its commercially reasonable efforts to cause its Affiliates and any of directors, officers, employees, agents or any of its Affiliates, not to, directly or indirectly, engage in any transactions involving securities of Purchaser before making a public announcement regarding all of the material terms of the transactions contemplated in this Agreement.

Article 9
CLOSING CONDITIONS

9.1 Mutual Closing Conditions.

9.1.1 Satisfaction of Mutual Closing Conditions. The obligation of each Party to close the transaction contemplated in this Agreement are subject to the satisfaction of all of the following conditions precedent (the “Mutual Closing Conditions”):

(a)   Adverse Proceedings. No injunction or other order or ruling shall have been issued by a court or any other Governmental Authority that would prevent the completion of the transaction described in this Agreement, and no litigation or other court action shall have been commenced by a third-party seeking to obtain an injunction or other relief from a court or other Governmental Authority to prevent the completion of the transaction described in this Agreement.

(b)   Adverse Law. No Applicable Law shall have been enacted that would prevent the completion of the transaction described in this Agreement.

(c)   Net Tangible Assets. Purchaser shall have at least $5,000,001 of net tangible assets either immediately prior to or upon the Closing after giving effect to the exercise by the Redeeming Stockholders of their right to redeem the shares of Common Stock held by them for a pro rata share of the Trust Fund in accordance with Parent’s Charter Documents.

(d)   Registration Statement. The SEC shall have declared the Registration Statement effective, no stop order shall have been issued by the SEC which remains in effect with respect to the Registration Statement, and no proceeding seeking such a stop order shall have been threatened or initiated by the SEC which remains pending.

(e)   Shareholder Contingency. Purchaser shall have obtained the approval of Purchaser’s stockholders at the Purchaser Stockholder Meeting to close the transactions contemplated by this Agreement (“Shareholder Approval”).

(f) Lender Contingency. Seller shall have obtained a release from the existing mortgage liens for Denver Sellers to sell the Denver Hotel (the “Lender Releases”).

9.1.2 Failure of Mutual Closing Condition. If any Mutual Closing Condition is not satisfied by the Outside Closing Date, then each Party shall have the right to terminate this Agreement by providing written notice to the other Party and the Parties shall have no further rights or obligations under this Agreement, except for those that expressly survive termination and provided that nothing herein shall relieve any Party of liability for any intentional breach of any provision of this Agreement.

9.2 Purchaser Closing Conditions.

9.2.1 Satisfaction of Purchaser Closing Conditions. In addition to the Mutual Closing Conditions, Purchaser’s obligation to close the transactions described in this Agreement is subject to the satisfaction of the following conditions precedent (the “Purchaser Closing Conditions”):

(a)   Seller’s Deliveries. The Seller Closing Deliveries shall have been delivered to Purchaser or deposited with Escrow Agent in the Closing Escrow to be delivered to Purchaser at Closing.

(b)   Seller’s Representations and Warranties. All representations and warranties of Seller in this Agreement (in each case, without giving effect to any New Disclosures or materiality qualifiers therein) shall be true and correct as of the Closing (or as of such other date to which such representation or warranty expressly is made), except those that would reasonably be expected to result in a Seller Material Adverse Effect.

(c)   Seller’s Obligations. The obligations of Seller in this Agreement shall have been performed in all material respects.

(d)   No Seller Material Adverse Effect. Since the Effective Date, there shall not have occurred any event, change, circumstance, occurrence, fact, development or effect, individually or in the aggregate, that would reasonably be expected to (a) be materially adverse to the business, assets, properties, financial condition or results of operation of the Property or the Business, taken as a whole, or (b) prevent or materially delay the ability of Seller to consummate the transactions contemplated by this Agreement (a “Seller Material Adverse Effect”), provided that none of the following shall constitute a Seller Material Adverse Effect: (i) events, changes, circumstances, occurrences, facts, developments or effects that are the result of factors generally affecting the industries or jurisdictions in which the Property is located or the Business operates; (ii) changes in general economic conditions affecting the regional, national or world economy; (iii) any national or international political conditions in or affecting any jurisdiction in which the Property is located or the Business operates; (iv) any strike, embargo, labor disturbance or other labor disruption; (v) pandemic, epidemic or outbreak of disease (including the COVID-19 pandemic and any applicable quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other Applicable Law, including any order, directive, guideline or recommendation by any Governmental Authority in connection with or in response to the COVID-19 pandemic); (vi) any military activity or use of armed forces or the escalation of hostilities potentially leading to any military activity or use or armed forces, whether or not pursuant to the declaration of war or a national emergency, or the occurrence or the escalation of any terrorist attack upon the United States, or any United States territories, possessions or diplomatic or consular offices or upon any United States military installation, equipment or personnel, or military activities or the political environment, including uncertainty or instability resulting from civil disorder, of other regions of the world; (vii) changes in GAAP or in Applicable Law or in interpretations thereof by courts or other Governmental Authority; (viii) any adverse event, change, circumstance, occurrence, fact, development or effect caused by any announcement, pendency or consummation of the transactions contemplated by this Agreement (except this clause (viii) shall not apply with respect to any representation or warranty that is intended to address the consequences of the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated by this Agreement); (ix) actions taken or omitted at the written request of Purchaser, with the prior written consent of Purchaser or any action expressly required by this Agreement or any action omitted as a result of requesting a consent required under this Agreement from Purchaser if Purchaser denies such consent; (x) any failure of the Property or Business to meet any financial forecasts or projections; (xi) any Casualty or Condemnation; provided that, with respect to clause (i), clause (ii), clause (iii), clause (iv), clause (v) or clause (vi) above, such events, changes, circumstances, occurrences, facts, developments or effects may be taken into account to the extent they disproportionately adversely affect the Property or Business, taken as a whole, relative to other businesses in the industries in which the Property is located or the Business operates.

(e)   Title Policy. The Title Company shall have committed to issue the Title Policies pursuant to Section 5.4, subject to the payment by Purchaser of any fees and expenses with respect to the Title Commitment and Title Policies pursuant to Section 5.4.

(f) Consents. The Seller shall have obtained the consents set forth in Schedule 9.2.1(f).

9.2.2 Failure of Purchaser Closing Condition. If any Purchaser Closing Condition is not satisfied by the Outside Closing Date, then Purchaser shall have the right (a) subject to Seller’s right to cure under Section 13.2, to terminate this Agreement by providing written notice to Seller, and the Parties shall have no further rights or obligations under this Agreement, except those that expressly survive termination and provided that nothing herein shall relieve any Party of liability for any intentional breach of any provision of this Agreement, or (b) to waive the failure of such Purchaser Closing Condition and proceed to Closing, provided that any such waiver by Purchaser shall be made in writing.

9.3 Seller Closing Conditions.

9.3.1 Satisfaction of Seller Closing Conditions. In addition to the Mutual Closing Conditions, Seller’s obligation to close the transaction described in this Agreement is subject to the satisfaction of each of the following conditions precedent (the “Seller Closing Conditions”):

(a)   Receipt of the Purchase Price. Purchaser shall have paid to Seller or deposited the Purchase Price with Escrow Agent and provided Escrow Agent with written direction to disburse the Purchase Price to Seller.

(b)   Purchaser’s Deliveries. All other Purchaser Closing Deliveries shall have been delivered to Seller or deposited with Escrow Agent in the Closing Escrow to be delivered to Seller at Closing.

(c)   Purchaser’s Representations and Warranties. All representations and warranties of Purchaser in this Agreement (in each case, without giving effect to any New Disclosures or materiality qualifiers therein) shall be true and correct as of the Closing (or as of such other date to which such representation or warranty expressly is made), except those that would reasonably be expected to result in a Purchaser Material Adverse Effect.

(d)   Purchaser’s Obligations. The obligations of Purchaser in this Agreement shall have been performed in all material respects.

(e)   No Purchaser Material Adverse Effect. Since the Effective Date, there shall not have occurred any event, change, circumstance or development that (a) prevents, materially impairs or materially delays, or would reasonably be expected to prevent, materially impair or materially delay, the ability of Purchaser to perform its obligations under this Agreement and the Purchaser Documents, including consummating the transactions contemplated by this Agreement, or (b) has, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the assets, business, results of operations or financial condition of Purchaser, taken as a whole (a “Purchaser Material Adverse Effect”), provided that none of the following shall constitute a Purchaser Material Adverse Effect: (i) events, changes, circumstances, occurrences, facts, developments or effects that are the result of factors generally affecting the industries or jurisdictions in which the Purchaser operates; (ii) changes in general economic conditions affecting the regional, national or world economy; (iii) any national or international political conditions in or affecting any jurisdiction in which the Purchaser operates; (iv) any strike, embargo, labor disturbance or other labor disruption; (v) pandemic, epidemic or outbreak of disease (including the COVID-19 pandemic and any applicable quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other Applicable Law, including any order, directive, guideline or recommendation by any Governmental Authority in connection with or in response to the COVID-19 pandemic); (vi) any military activity or use of armed forces or the escalation of hostilities potentially leading to any military activity or use or armed forces, whether or not pursuant to the declaration of war or a national emergency, or the occurrence or the escalation of any terrorist attack upon the United States, or any United States territories, possessions or diplomatic or consular offices or upon any United States military installation, equipment or personnel, or military activities or the political environment, including uncertainty or instability resulting from civil disorder, of other regions of the world; (vii) changes in GAAP or in Applicable Law or in interpretations thereof by courts or other Governmental Authority (including SEC SPAC Accounting Changes); (viii) any adverse event, change, circumstance, occurrence, fact, development or effect caused by any announcement, pendency or consummation of the transactions contemplated by this Agreement (except this clause (viii) shall not apply with respect to any representation or warranty that is intended to address the consequences of the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated by this Agreement); and (ix) actions taken or omitted at the written request of Seller, with the prior written consent of Seller or any action expressly required by this Agreement or any action omitted as a result of requesting a consent required under this Agreement from Seller if Seller denies such consent; provided that, with respect to clause (i), clause (ii), clause (iii), clause (iv), clause (v) or clause (vi) above, such events, changes, circumstances, occurrences, facts, developments or effects may be taken into account to the extent they disproportionately adversely affect the Purchaser, taken as a whole, relative to other businesses in the industries in which the Purchaser operates.

(f) Insurance for Liquor Management Agreement. Purchaser shall have delivered to Seller the insurance certificate required under the Interim Beverage Services Agreement.

(g)   Nasdaq Listing. The listing of the Common Stock issuable pursuant hereto, and in connection with the PIPE Investment, on Nasdaq shall have been approved, subject only to official notice of issuance and the requirement to have a sufficient number of round lot holders.

9.3.2 Failure of Seller Closing Condition. If any Seller Closing Condition is not satisfied by the Outside Closing Date, then Seller shall have the right to (i) subject to Purchaser’s rights to cure under Section 13.4, terminate this Agreement by providing written notice to Purchaser, and the Parties shall have no further rights or obligations under this Agreement, except those that expressly survive termination and provided that nothing herein shall relieve any Party of liability for any intentional breach of any provision of this Agreement, or (ii) waive such Seller Closing Condition and proceed to Closing, provided that any such waiver by Seller shall be made in writing.

9.4 Frustration of Closing Conditions. Notwithstanding anything to the contrary in this Article 9, Seller and Purchaser may not rely on the failure of a Seller Closing Condition or Purchaser Closing Condition, respectively, if such failure was caused by such Party’s failure to act in good faith or to use its commercially reasonable efforts to cause the Closing to occur.

Article 10
CLOSING

10.1   Closing Date. Unless this Agreement has been terminated by Sellers or Purchaser pursuant to the Termination Right or as otherwise expressly permitted under this Agreement, the closing of the transaction described in this Agreement (the “Closing”) shall occur on the date that is five Business Days after all conditions to Closing have been satisfied or waived (other than conditions that may be satisfied only at the Closing, but subject to the satisfaction of such conditions), or such other date as agreed to in writing by the Parties (the date on which the Closing occurs is referred to herein as the “Closing Date”). The Closing shall occur through an escrow agent (“Escrow Agent”) through a closing escrow (the “Closing Escrow”) or such other place as agreed to in writing by the Parties.

10.2   Closing Deliveries.

10.2.1 Seller Deliveries. At the Closing, Sellers shall deliver or cause to be delivered to Purchaser or deposited with Escrow Agent in the Closing Escrow to be delivered to Purchaser at Closing, all of the documents for each of the Hotels (each of which shall be duly executed by the applicable Seller or other Person, as applicable, and notarized, if required) and other items set forth in this Section 10.2.1 (the “Seller Closing Deliveries”), as follows:

(a)   A closing certificate substantially in the form of Exhibit B, together with all exhibits thereto;

(b)   A limited or special warranty deed (the “Deed”) in the form of Exhibit C, conveying the Real Property for the Hotel to Purchaser in accordance with Section 5.5;

(c)   A Bill of Sale in the form of Exhibit D, transferring to Purchaser the FF&E, Supplies, F&B, Merchandise, Intellectual Property, Books and Records, Plans, Warranties, Bookings, and Accounts Receivable for the Hotel on the terms set forth therein;

(d)   An Assignment and Assumption Agreement in the form of Exhibit E, assigning to Purchaser the Property Leases, Outlet Leases, Equipment Leases, Contracts and Permits (in each case to the extent transferable) for the Hotel on the terms set forth therein;

(e)   An Assignment and Assumption of Union Contract substantially in the form of Exhibit F, assigning the Union Contract for the Stamford Hotel to Purchaser on the terms set forth therein, if applicable;

(f) A certificate or registration of title for any owned vehicle or other Personal Property included in the Property which requires a certificate or registration, duly executed by Seller, conveying to Purchaser such vehicle or other Personal Property for the Hotel;

(g)   For any Assignment of Existing Franchise Agreement, (i) a written agreement among Seller, Purchaser and Existing Franchisor consenting to the assignment of the Existing Franchise Agreement for the Hotel, and (ii) a written release from Existing Franchisor of any existing guaranty in favor of Existing Franchisor, and a full and unconditional release of Seller and all guarantors from Existing Franchisor of all liabilities and obligations under the Existing Franchise Agreement for the Hotel, except for the payment of any amounts accruing before the Closing Date;

(h)   For any New Franchise Agreement, a written agreement between Seller and Existing Franchisor terminating the Existing Franchise Agreement for the Hotel, subject only to payment by Purchaser of the termination fee under the Existing Franchise Agreement;

(i)   A written agreement between Seller and Manager terminating the Existing Management Agreement for the Hotel;

(j)   A New Management Agreement between Purchaser and New Manager, which shall be in substantially the same form of the hotel management agreement between New Manager and other owners unaffiliated with New Manager, and include the terms set forth in Exhibit G, for the management of the Hotel after the Closing;

(k)   Such agreements, affidavits or other documents as may be reasonably requested by the Title Company from Seller to issue the Title Policy for the Hotel;

(l)   All real estate transfer tax declaration or similar documents required under Applicable Law in connection with the conveyance of the Real Property for the Hotel;

(m) A Form W-9 for Seller under the Code;

(n)   To the extent not previously delivered to Purchaser, all originals (or copies if originals are not available) of the Property Leases, Outlet Leases, Equipment Leases, Contracts, Permits, Books and Records, keys and lock combinations in Seller’s possession, which shall be located at the Hotel on the Closing Date and deemed to be delivered to Purchaser upon delivery of possession of the Hotel, provided that Seller shall have the right to (a) redact and reformat any Books and Records which include data or other information pertaining to any other hotels owned, leased or managed by Seller or any the Affiliate, and (b) retain copies of any Books and Records delivered to Purchaser;

(o)   The Closing Statement prepared pursuant to Section 11.1;

(p)   A shareholder and registration rights agreement in the form of Exhibit I (the “Shareholder and Registration Rights Agreement”) pursuant to which, among other things, Sellers shall have the right to appoint one person to be a member of the Board of Directors of Purchaser, for so long as Sellers or their Affiliates retain, in the aggregate, at least one-half of the Shares issued by Purchaser to Sellers; and

(q)   Such other documents as may be reasonably requested by Purchaser in order to complete the transaction described in this Agreement.

10.2.2 Purchaser Deliveries. At the Closing, Purchaser shall deliver or cause to be delivered to Seller or deposited with Escrow Agent in the Closing Escrow to be delivered to Sellers all of the documents for each of the Hotels (each of which shall have been duly executed by Purchaser or other Person, as applicable, and notarized, if required) and other items set forth in this Section 10.2.2 (the “Purchaser Closing Deliveries”), as follows:

(a)   The Purchase Price to be paid by Purchaser pursuant to Section 2.3;

(b)   The payment by Purchaser of all termination fees due under the Existing Franchise Agreements;

(c)   A closing certificate in the form of Exhibit H, together with all exhibits thereto;

(d)   A counterpart of each of the documents to be delivered by Sellers under Section 10.2.1 that require execution by Purchaser; and

(e)   Such other documents as may be reasonably requested by Seller or the Title Company in order to complete the transaction described in this Agreement.

10.3   “All-or-Nothing” Transaction. Notwithstanding anything to the contrary in this Agreement, Seller intends to sell, and Purchaser intends to purchase, the Hotels on an “all-or-nothing” basis meaning that neither Party shall have the right to terminate this Agreement as to one Hotel, but proceed to Close on the other Hotel, unless both Parties expressly agree otherwise by written amendment to this Agreement.

Article 11
PRORATIONS AND EXPENSES

11.1   Closing Statement. No later than the day before the Closing, the Parties jointly shall perform such inventories and audits of each of the Hotels and the Business as may be necessary to make the adjustments and prorations to the Purchase Price as set forth in Sections 11.2 and 11.3 or any other provisions of this Agreement, and prepare a closing statement (the “Closing Statement”), which shall set forth their best estimate of the amounts of the items to be adjusted and prorated under this Agreement. The Closing Statement shall be approved and executed by the Parties at Closing, and such adjustments and prorations shall be final with respect to the items set forth in the Closing Statement, except to the extent any such items shall be reprorated after the Closing as expressly set forth in Section 11.2.

11.2   Prorations. The items of revenue and expense set forth in this Section 11.2 shall be prorated between the Parties (the “Prorations”) as of 11:59 p.m. on the day preceding the Closing Date, or such other time expressly provided in this Section 11.2 (the “Cut-Off Time”), so that the Closing Date is a day of income and expense for Purchaser.

11.2.1 Taxes. All Taxes shall be prorated as of the Cut-Off Time. If the amount of any such Taxes is not ascertainable on the Closing Date, the proration for such Taxes shall be based on the most recent available bill, provided that after the Closing, the Parties shall reprorate the Taxes and pay any deficiency in the original proration to the other Party promptly upon receipt of the actual bill for the relevant taxable period. The preceding sentence shall survive the Closing.

11.2.2 Property Leases. Any rents and other amounts prepaid, accrued or due and payable under the Property Leases shall be prorated as of the Cut-Off Time. If the security deposit held by Landlord is transferrable (such as a cash deposit), Landlord shall retain such security deposit for the benefit of Purchaser, and Seller shall receive a credit for such security deposit. If the security deposit held by Landlord is not transferrable (such as a letter of credit), Purchaser shall not receive a credit for such security deposit, and Purchaser shall provide to Landlord a replacement of such non-transferrable security deposit within 10 days after the Closing Date, and if Landlord retains any of the security deposit made by Seller for any breach or default or other non-compliance with the Property Lease after the Closing reducing the amount of the security deposit refunded to Seller, Purchaser promptly shall reimburse Seller for the amount of the security deposit retained by Landlord, solely to the extent such retention relates to such a breach, default or event of non-compliance that occurred after the Closing. The preceding sentence shall survive the Closing.

11.2.3 Outlet Leases. Any rents and other amounts prepaid, accrued or due and payable under the Outlet Leases shall be prorated as of the Cut-Off Time. If the security deposit held by Seller is transferrable to Purchaser (such as cash), Seller shall retain such security deposit, and Purchaser shall receive a credit for such security deposits, and Purchaser thereafter shall be obligated to refund or apply such security deposits in accordance with the terms of such Outlet Leases. If the security deposit held by Seller is not transferrable (such as a letter of credit), Purchaser shall not receive a credit in the amount of such non-transferrable security deposit and shall use reasonable best efforts to obtain a replacement of such non-transferrable security deposit from Tenant within 30 days after the Closing. From the Closing Date until such time that Purchaser obtains a replacement of such non-transferrable security deposit or such security deposit expires or terminates in accordance with its terms, Seller shall continue to hold such non-transferrable security deposit for the benefit of Purchaser, and Seller, at Purchaser’s instruction, shall exercise such rights under such non-transferable security deposit to pay to Purchaser any amounts due to Purchaser in respect of such security deposit, provided that Purchaser shall defend, indemnify and hold harmless the Seller Indemnitees in accordance with Article 15 from and against any Indemnification Loss incurred by any Seller Indemnitees arising from the payment of any amounts to Purchaser under such security deposit. The preceding sentence shall survive the Closing.

11.2.4 Contracts. Any amounts prepaid, accrued or due and payable under the Contracts shall be prorated as of the Cut-Off Time. If Seller received any security deposits from the other party to a Contract, Seller shall retain such security deposits, and Purchaser shall receive a credit for such deposits held by Seller under the Contracts, and Purchaser thereafter shall be obligated to refund or apply such deposits in accordance with the terms of such Contracts. If Seller made any security deposit to the other party to a Contract, Seller shall receive a credit for such deposits made by Seller under the Contracts which shall remain on deposit for the benefit of Purchaser.

11.2.5 Permits. All amounts prepaid, accrued or due and payable under any Permits transferred to Purchaser shall be prorated as of the Cut-Off Time. Seller shall receive a credit for all deposits made by Seller under the Permits which shall remain on deposit for the benefit of Purchaser.

11.2.6 Utilities. All utility services shall be prorated as of the Cut-Off Time. The Parties shall use commercially reasonable efforts to obtain readings for all utilities as of the Cut-Off Time. If readings cannot be obtained as of the Closing Date, the cost of such utilities shall be prorated by estimating such cost on the basis of the most recent bill for such service, provided that after the Closing, the Parties shall reprorate the amount for such utilities and pay any deficiency in the original proration to the other Party promptly upon receipt of the actual bill for the relevant billing period. The preceding sentence shall survive the Closing. Seller shall receive a credit for all deposits made by Seller under any utility contracts, which remain on deposit for the benefit of Purchaser. In addition, Seller shall receive a credit for all fuel stored at the Hotel after the Cut-Off Time based on Seller’s cost for such fuel.

11.2.7 Compensation. All Compensation accrued to the Employees whose shift commenced before the Cut-Off Time since Manager’s last payroll date shall be prorated as of the end of such shift. Purchaser shall receive a credit for all such accrued Compensation payable to the Employees as of the end of the shifts that commenced before the Cut-Off Time, and Purchaser shall be responsible for all Compensation payable to Employees accrued since Manager’s last payroll date. (The term “Compensation” means, with respect to any Employee, all salary and wages which such Employee is entitled to receive at the time in question, subject to all employment taxes with respect thereto and any other withholding and employer contributions required under Applicable Law of Seller Employee Plans, but expressly excluding all other compensation accrued or payable to such Employee, such as (i) bonus or incentive compensation, and (ii) Accrued Paid Time Off.)

11.2.8 Accrued Paid Time Off. All Accrued Paid Time Off accrued to the Employees whose shift commenced before the Cut-Off Time since Manager’s last payroll date shall be prorated as of the end of such shift. Seller shall receive a credit for all such Accrued Paid Time Off payable to the Employees as of the end of the shifts that commenced before the Cut-Off Time. Purchaser shall be responsible for all Accrued Paid Time Off payable to Employees for any shifts that commence after the Cut-Off Time. (The term “Accrued Paid Time Off” means, with respect to any Employee, the salary and wages which such Employee is entitled to receive for any vacation days, personal days or other paid time off accrued but unused by such Employee as of the time in question, but expressly excluding all other compensation accrued or payable to such Employee, such as bonus or incentive compensation, subject to all employment taxes with respect thereto and any withholding or employer contributions required under Applicable Law.)

11.2.9 Guest Ledger. At Closing, Seller shall receive a credit for all amounts accrued to the open accounts of any guests or customers at the Hotel as of the Cut-Off Time, including charges for the use or occupancy of any guest rooms at the Hotel, as of the Cut-Off Time (the “Guest Ledger”) as follows: (a) all amounts charged to the Guest Ledger for all nights up to (but not including) the night during which the Cut-Off Time occurs, plus (b) one-half (½) of the amounts charged to the Guest Ledger for the night that includes the Cut-Off Time, and Purchaser shall retain all deposits made and amounts collected with respect to such Guest Ledger.

11.2.10   Bookings. Purchaser shall receive a credit for all prepaid deposits for Bookings scheduled to occur on or after the Closing Date, except to the extent such deposits are transferred to Purchaser.

11.2.11   Merchandise and F&B. Seller shall receive a credit for all Merchandise and unopened items of F&B (including all F&B in any “mini bars” in the guest rooms) based on Seller’s cost for such items.

11.2.12   Restaurants and Bars. Seller shall close out the transactions in the restaurants and bars in the Hotel as of the regular closing time for such restaurants and bars during the night in which the Cut-Off Time occurs and retain all amounts collected as of such closing, and Purchaser shall be entitled to all amounts collected from the restaurants and bars thereafter.

11.2.13   Vending Machines. Seller shall remove all money from all vending machines and other coin-operated equipment as of the Cut-Off Time and shall retain all amounts collected as of the Cut-Off Time, and Purchaser shall be entitled to all amounts collected from such vending machines and coin-operated equipment after the Cut-Off Time.

11.2.14   Accounts Payable. Except to the extent an adjustment or proration is made under another subsection of this Section 11.2, (a) Sellers shall pay in full before the Closing all amounts payable to vendors or other suppliers of goods or services for the Business (the “Accounts Payable”) that are due and payable as of the Closing Date for which goods or services have been delivered to the Hotel before the Closing, and (b) Purchaser shall receive a credit for the amount of such Accounts Payable that have accrued, but are not yet due and payable as of the Closing Date, and Purchaser shall pay all such Accounts Payable accrued as of the Closing Date when such Accounts Payable become due and payable, provided that the Parties shall reprorate the amount of credit for any Accounts Payable and pay any deficiency in the original proration to the other Party promptly upon receipt of the actual bill for such goods or services. This Section 11.2.14 shall survive the Closing. Sellers shall receive a credit for all advance payments or deposits made to vendors or other suppliers of goods or services for the Business ordered in the Ordinary Course of Business, but not delivered to the Hotel before the Closing Date, and Purchaser shall pay the amounts that become due and payable for such goods and services that were ordered in the Ordinary Course of Business before the Closing, but not delivered to the Hotel before the Closing Date.

11.2.15   Other Adjustments and Prorations. All other items of income and expense as are customarily adjusted or prorated upon the sale and purchase of a hotel property similar to the Hotel shall be adjusted and prorated between the Parties accordingly.

11.3   Cash and Accounts Receivable.

11.3.1 Cash. All cash on hand or held on deposit at the Hotel shall remain at the Hotel for the benefit of Purchaser, and Seller shall receive a credit for the amount of such cash. For the avoidance of doubt, this Section 11.3.1 applies only to cash at the Hotel, and shall not apply to any cash held in any bank account or other location outside the Hotel.

11.3.2 Accounts Receivable. Seller shall retain the right to collect all amounts due and payable by guests or customers of the Hotel whose account was closed as of the Cut-Off Time (the “Accounts Receivable”), and Purchaser shall not receive a credit for the Accounts Receivable. Prior to the Closing, Seller shall provide a schedule of all Accounts Receivable. Purchaser shall cooperate with Seller in collecting the Accounts Receivable, at no cost or expense to Purchaser other than any de minimis cost and expense or any cost or expense that Seller agrees in writing to reimburse. If any Accounts Receivable are paid to Purchaser after the Closing, Purchaser shall pay to Seller the amounts received by Purchaser within 10 days after the end of each calendar month. If a payor owes amounts for services or goods provided at the Hotel to such payor both before and after the Closing, any amounts paid by such payor after the Closing shall be applied in order from the oldest to most recent Accounts Receivable due and payable by such payor, unless the payor makes payment made against a specific Account Receivable, in which case such payment shall be applied against such Account Receivable.

11.4   Tax Contests.

11.4.1 Taxable Period Terminating Before the Closing Date. Sellers shall retain the right to commence, continue and settle any proceeding to contest any Taxes for any taxable period that terminates before the Closing Date, and shall be entitled to any refunds or abatements of Taxes awarded in such proceedings, provided that Seller may not settle any such contest without Purchaser’s prior written consent if it affects in any manner the Taxes for any taxable period that ends on or after the Closing Date. This Section 11.4.1 shall survive the Closing.

11.4.2 Taxable Period Including the Closing Date. Seller shall have the right to commence, continue and settle any proceeding to contest any Taxes for any taxable period that includes the Closing Date, provided that Seller may not settle any such contest without Purchaser’s prior written consent if it affects the Taxes of the Purchaser for any taxable period that begins after the Closing Date. Notwithstanding the foregoing, if Purchaser intends to contest any such Taxes for such taxable period and Seller has not commenced any proceeding to contest any such Taxes for such taxable period, Purchaser shall provide written notice requesting that Seller contest such Taxes. If Seller elects to contest such Taxes, Seller shall provide written notice to Purchaser within 30 days after receipt of Purchaser’s request confirming that Seller will contest such Taxes, in which case Seller shall proceed to contest such Taxes, and Purchaser shall not have the right to contest such Taxes. If Seller fails to provide such written notice confirming that Seller will contest such Taxes within such 30 days, Purchaser shall have the right to contest such Taxes. Any refunds or abatements awarded in such proceedings shall be used first to reimburse the Party contesting such Taxes for the reasonable costs and expenses incurred by such Party in contesting such Taxes, and the remainder of such refunds or abatements shall be prorated between Seller and Purchaser as of the Cut-Off Time, and the Party receiving such refunds or abatements promptly shall pay such prorated amount due to the other Party. This Section 11.4.2 shall survive the Closing.

11.4.3 Taxable Period Commencing After Closing Date. Purchaser shall have the right to commence, continue and settle any proceedings to contest Taxes for any taxable period that commences after the Closing Date, and shall be entitled to any refunds or abatements of Taxes awarded in such proceedings. This Section 11.4.3 shall survive the Closing.

11.4.4 Cooperation. Each Party shall use commercially reasonable efforts to cooperate with the Party contesting the Taxes (at no cost or expense to the Party not contesting the Taxes other than any de minimis cost or expense or any cost or expense which the requesting Party agrees in writing to reimburse) and to execute any documents reasonably requested by the Party contesting the Taxes to pursue the contest of such Taxes. This Section 11.4.4 shall survive the Closing.

11.5   Transaction Costs.

11.5.1 Seller’s Transaction Costs. In addition to the other costs and expenses to be paid by Seller set forth elsewhere in this Agreement, Seller shall pay for the following items in connection with this transaction: (a) the fees and expenses of removing or curing any Unpermitted Exceptions as required under Section 5.4, (b) one half (½) of the fees and expenses for the Escrow Agent, (c) the fees, costs and expenses of its own attorneys, accountants and consultants or other Person engaged by Seller, (d) the fees, costs and expenses for the Title Commitments and Title Policies (other than endorsements) with respect to the Denver Hotel, (e) one half (½) of the transfer, documentary, stamp, recording, sales or similar tax, levy, charge or fee incurred with respect to the transactions contemplated by this Agreement (the “Transfer Taxes”), and (f) reimbursement to Purchaser of one half (½) of the fees and expenses paid by Purchaser for the PCAOB Auditor to prepare the Hotel Financial Statements.

11.5.2 Purchaser’s Transaction Costs. In addition to the other costs and expenses to be paid by Purchaser as set forth elsewhere in this Agreement, Purchaser shall pay for the following items in connection with this transaction: (a) the fees, costs and expenses for the Title Commitments, Title Policies and Surveys with respect to the Stamford Hotel, and the fees, costs and expenses for the endorsements for the Title Policy for the Denver Hotel, (b) any fees, costs or expenses payable for the assignment, transfer or conveyance of any Contracts, Permits, or any other Property, (c) any mortgage tax, title insurance fees and expenses for any loan title insurance policies, recording charges or other amounts payable in connection with any financing obtained by Purchaser, (d) one half (½) of the fees and expenses for the Escrow Agent, (e) one half (½) of the Transfer Taxes, and (f) the fees, costs and expenses or other Person engaged by Purchaser of its own attorneys, accountants and consultants.

11.5.3 Other Transaction Costs. All other fees, costs and expenses not expressly addressed in this Section 11.5.3 or elsewhere in this Agreement shall be allocated between the Parties in accordance with applicable local custom for sale and purchase transactions involving similar hotel properties.

Article 12
TRANSITION OF HOTEL AT CLOSING

12.1   Notice to Guests. At Sellers’ option, Sellers (or Manager) shall send an announcement to all guests and customers at the Hotel as of the Closing and all Persons who have Bookings for any period on or after the Closing Date informing such Persons of the change in management and/or branding of the Hotel.

12.2   Possession. Seller shall deliver possession of the Property to Purchaser at Closing.

12.3   Excluded Property. Purchaser acknowledges that, to ensure the uninterrupted operation of the Hotel through the Closing, it might not be practical to remove all Excluded Property from the Hotel before the Closing. Accordingly, Purchaser acknowledges that, to ensure the uninterrupted operation of the Hotel through the Closing, it might not be practical to remove all Excluded Property from the Hotel before the Closing. Purchaser shall provide access to Seller, Existing Franchisor or any other Person designated by Seller to enter onto the Real Property to remove any Excluded Property from the Hotel after the Closing. For the avoidance of doubt, if any Hotel changes the existing Brand, Purchaser shall provide access to Seller, Existing Franchisor or any other Person designated by Seller to enter the Hotel and copy, remove or erase any data of Existing Franchisor from all computer systems at the Hotel. This Section 12.3 shall survive the Closing.

12.4   Bookings. Purchaser shall honor all Bookings made before the Closing for any period on or after the Closing Date, including any Bookings by any Person in redemption of any benefits accrued under any guest loyalty program and complimentary bookings made in the Ordinary Course of Business. This Section 12.4 shall survive the Closing.

12.5   Access to Information After Closing. After the Closing, Purchaser shall provide any Person designated by any Seller with reasonable access to (a) the Books and Records, (b) the Property, and (c) the employees at the Hotel, for any purpose deemed necessary or advisable by Seller, including to prepare any documents required to be filed by Seller under Applicable Law or investigate, evaluate and defend any claim, charge, audit, litigation or other proceeding made by any Person or insurance company involving any Seller Indemnitees. Purchaser, at its cost and expense, shall retain all Books and Records with respect to the Hotel for a period of seven years after the Closing. This Section 12.5 shall survive the Closing.

Article 13
DEFAULT, REMEDIES AND TERMINATION RIGHTS

13.1   Seller Default. If Seller fails to perform any of their obligations under this Agreement such that the Purchaser Closing Conditions cannot be satisfied, and such failure is not due to a Purchaser Default (a “Seller Default”), and no Purchaser Default has occurred and remains uncured, then, at or any time before Closing, Purchaser, as its sole and exclusive remedy for such Seller Default, may elect to (a) terminate this Agreement, in which case the Parties shall have no further rights or obligations under this Agreement, except for those that expressly survive termination and provided that nothing herein shall relieve any Party of liability for any intentional breach of any provision of this Agreement, (b) proceed to Closing without any reduction in or setoff against the Purchase Price, in which case Purchaser shall be deemed to have waived such Seller Default, or (c) obtain an injunction, specific performance or other equitable relief as set forth in Section 13.5.

13.2   Sellers’ Right to Cure. Notwithstanding anything to the contrary in this Agreement, Purchaser shall not have the right to exercise its remedies to terminate this Agreement, unless Purchaser has provided written notice to Sellers specifying in reasonable detail the nature of the Seller Default, and Sellers have not cured such Seller Default within 30 days after Seller’s receipt of such notice.

13.3   Purchaser’s Default. If Purchaser fails to perform its obligations under this Agreement such that the Seller Closing Conditions cannot be satisfied, and such failure is not due to a Seller Default (a “Purchaser Default”), then, at any time before Closing, Sellers, as their sole and exclusive remedy for such Purchaser Default, may elect to (a) terminate this Agreement by providing written notice to Purchaser, and the Parties shall have no further rights or obligations under this Agreement, except those that expressly survive termination and provided that nothing herein shall relieve any Party of liability for any intentional breach of any provision of this Agreement, or (b) proceed to Closing pursuant to this Agreement, in which case Seller shall be deemed to have waived such Purchaser Default.

13.4   Purchaser’s Right to Cure. Notwithstanding anything to the contrary in this Agreement, Seller shall not have the right to exercise its remedies to terminate this Agreement, unless Seller has provided written notice to Purchaser specifying in reasonable detail the nature of the Purchaser Default, and Purchaser has not cured such Purchaser Default within within 30 days after Purchaser’s receipt of such notice.

13.5   Specific Performance. Seller acknowledges and agrees that irreparable harm for which monetary damages, even if available, would not be an adequate remedy, would occur if Seller does not fully and timely perform its obligations under or in connection with this Agreement (including failing to take such actions as are required of Seller to consummate the transactions contemplated by this Agreement). Accordingly, Seller acknowledges and agrees that (i) Purchaser shall be entitled to an injunction, specific performance or other equitable relief, to prevent breaches of this Agreement and to enforce specifically its terms and provisions, without proof of damages and without posting a bond or other security (in addition to any other remedy to which Purchaser is entitled under this Agreement), and (ii) the right to obtain an injunction, specific performance, or other equitable relief is an integral part of the transactions contemplated in this Agreement and without that right, Purchaser would have entered into this Agreement. Seller agrees that it will not oppose the granting of an injunction, specific performance or other equitable relief on the basis that Purchaser has an adequate remedy at law or that an award of an injunction, specific performance or other equitable relief is not an appropriate remedy for any reason at law or in equity.

13.6 Termination Date. Notwithstanding anything to the contrary in this Agreement, if (i) (A) Purchaser has not provided to Seller a signed and binding commitment for financing with the lender identified on Schedule 13.6 (“Potential Lender”) in an amount sufficient to pay the Cash Payment to Seller, or Purchaser has not made the deposit with Potential Lender as required under such commitment, or (B) Purchaser has not provided to Seller a signed and binding commitment for other equity and/or financing in an amount sufficient to pay the Cash Payment to Seller, provided that Seller, in its sole discretion, has approved the investor and the terms of the commitment, and the condition in either clause (A) or (B) has not occurred at or before 5:00 p.m. Eastern Time on June 16, 2022, or (ii) the Closing has not occurred at or before 5:00 p.m. Eastern Time on September 30, 2022 (the “Outside Closing Date”), then Purchaser or Sellers may elect to terminate this Agreement (the “Termination Right”) by providing written notice to the other Party, and the Parties shall have no further rights or obligations under this Agreement, except for those that expressly survive termination and provided that nothing herein shall relieve any Party of liability for any intentional breach of any provision of this Agreement; provided, that a Party may not elect the Termination Right if such Party’s action or failure to act has been a principal cause of the failure of the Closing to occur on or before the Outside Closing Date and such action or failure to act constitutes a breach of this Agreement.

13.7   Failure of Net Tangible Assets or Shareholder Approval. Failure of Net Tangible Assets or Shareholder Approval. If Purchaser does not have at least $5,000,001 of net tangible assets either immediately prior to or upon the Closing after giving effect to the exercise by the Redeeming Stockholders of their right to redeem the shares of Common Stock held by them for a pro rata share of the Trust Fund in accordance with Parent’s Charter Documents, or Purchaser shall not have obtained the Shareholder Approval at the Purchaser Stockholder Meeting, then, at any time before the Termination Date and the Closing, Purchaser or Sellers may elect to terminate this Agreement by providing written notice to the other Party, and the Parties shall have no further rights or obligations under this Agreement, except for those that expressly survive termination and provided that nothing herein shall relieve any Party of liability for any intentional breach of any provision of this Agreement.

Article 14
RISK OF LOSS

14.1   Casualty. If, at any time after the Effective Date and before the Closing or earlier termination of this Agreement, any of the Hotels is damaged or destroyed by fire or other casualty (a “Casualty”), Seller shall give written notice of such Casualty to Purchaser promptly after the occurrence of such Casualty.

14.1.1 Material Casualty. If any Hotel is affected by a Casualty before the Closing (the “Damaged Hotel”), the amount required to repair or restore the Property for the Damaged Hotel equals or exceeds twenty percent (20%) of the allocation of the Purchase Price for the Damaged Hotel set forth in the Allocation Schedule (a “Material Casualty”) and such Material Casualty was not caused by Purchaser or Purchaser’s Inspectors, or their respective employees or agents, then Purchaser shall have the right to elect, by providing written notice to Seller within 10 days after Purchaser’s receipt of Seller’s written notice of such Material Casualty, to (a) terminate this Agreement for all Hotels, and the Parties shall have no further rights or obligations under this Agreement, except those that expressly survive termination, or (b) proceed to Closing for all Hotels (including the Damaged Hotel), in which case Seller shall provide Purchaser with a credit against the Allocated Purchase Price for the Damaged Hotel in an amount equal to the lesser of (i) the applicable insurance deductible, and (ii) and the reasonable estimated costs for the repair or restoration of the Property relating to the Damaged Hotel required by such Material Casualty, and transfer and assign to Purchaser all of Seller’s rights to all proceeds from all casualty and lost profits insurance policies maintained by Seller with respect to the Property or the Business for the Damaged Hotel, except those proceeds allocable to lost profits and costs incurred by Seller for the Damaged Hotel for the period before the Closing. If Purchaser does not provide written notice of its election to Seller within such time period, then Purchaser shall be deemed to have elected to proceed to Closing pursuant to clause (b) of this preceding sentence. If the Closing is scheduled to occur within Purchaser’s election period, the Closing shall be postponed until the date that is five Business Days after the earlier of (A) Purchaser’s delivery of its election notice to Seller to proceed to Closing or (B) if Purchaser does not provide an election notice, the expiration of such election period.

14.1.2 Minor Casualty. If the Casualty for any Damaged Hotel is (a) not a Material Casualty, or (b) is caused by Purchaser or Purchaser’s Inspectors, or their respective employees or agents, then Purchaser shall not have the right to terminate this Agreement, but shall proceed to Closing, and Seller shall provide Purchaser with a credit against the Purchase Price (except if such Casualty is caused by Purchaser or Purchaser’s Inspectors, or their respective employees or agents) in an amount equal to the lesser of (i) the applicable insurance deductible, and (ii) the reasonable estimated costs for the repair or restoration required by such Casualty for the Damaged Hotel, and transfer and assign to Purchaser all of Seller’s rights to all proceeds from all casualty and lost profits insurance policies maintained by Seller with respect to the Property or the Business for the Damaged Hotel, except those proceeds allocable to any lost profits or costs incurred by Seller for the period before the Closing.

14.2   Condemnation. If, at any time before the Closing or earlier termination of this Agreement, any Governmental Authority commences any condemnation or other proceeding in eminent domain affecting all or any part of the Real Property (a “Condemnation”), Seller shall give written notice of such Condemnation to Purchaser promptly after Seller receives notice of such Condemnation.

14.2.1 Material Condemnation. If any Hotel is subject to a Condemnation before the Closing (the “Condemned Hotel”) and the Condemnation would (a) result in the permanent loss of more than ten percent (10%) of the fair market value of the Land or Improvements for the Condemned Hotel, (b) result in any permanent material reduction or restriction in access to the Land or Improvements for the Condemned Hotel, or (c) have a permanent materially adverse effect on the Business of the Condemned Hotel as conducted prior to such Condemnation (a “Material Condemnation”), then Purchaser shall have the right to elect, by providing written notice to Seller within 10 days after Purchaser’s receipt of Seller’s written notice of such Material Condemnation, to (i) terminate this Agreement as to all the Hotels and the Parties shall have no further rights or obligations under this Agreement, except those that expressly survive termination, or (ii) proceed to Closing as to all Hotels (including the Condemned Hotel), in which case Sellers shall assign to Purchaser all of Sellers’ rights in all proceeds and awards from such Material Condemnation. If Purchaser does not provide written notice of its election to Sellers within such time period, Purchaser shall be deemed to have elected to proceed to Closing pursuant to clause (ii) of the preceding sentence. If the Closing is scheduled to occur within Purchaser’s election period, the Closing shall be postponed until the date that is five Business Days after the earlier of (A) Purchaser’s delivery of its election notice to Seller to proceed to Closing or (B) if Purchaser does not provide an election notice, the expiration of such election period.

14.2.2 Minor Condemnation. If a Condemnation of the Condemned Hotel is not a Material Condemnation, Purchaser shall not have the right to terminate this Agreement, but shall proceed to Closing, Seller shall assign to Purchaser all of Seller’s right, title and interest in all proceeds and awards from such Condemnation of the Condemned Hotel.

Article 15
SURVIVAL, INDEMNIFICATION AND RELEASE

15.1   Survival.

15.1.1 Survival of Representations and Warranties. The representations and warranties of Seller in Sections 7.1.1, 7.1.2, 7.1.3, 7.1.22 and 7.1.23, and the representations and warranties of Purchaser in Section 7.3.1, 7.3.2, 7.3.3, 7.3.13 and 7.3.13 shall survive the Closing or termination of this Agreement until the expiration of the applicable statute of limitations, and all other representations and warranties of Seller and Purchaser in this Agreement shall survive the Closing for a period commencing on the Closing Date and expiring at 11:59 p.m. (U.S. Eastern Time) on the date that is 360 days after the Closing Date (the period any such representation or warranty survives the Closing or termination of this Agreement (as the case may be) is referred to herein as the “Survival Period”).

15.1.2 Survival of Rights and Obligations. Except for the rights and obligations of the Parties in this Agreement that expressly survive the Closing or termination of this Agreement, all rights and obligations of the Parties under this Agreement shall terminate upon Closing or earlier termination of this Agreement.

15.1.3 No Survival. Except as expressly set forth in Section 15.1.1 and 15.1.2, all representations, warranties, rights and obligations shall be deemed to be merged in the Deed and not survive the Closing if the Closing occurs; provided that nothing in this Section 15.1.3 shall relieve any Party from liability for any fraud, intentional misrepresentation or willful misconduct in connection with the transactions contemplated by this Agreement.

15.2   Indemnification by Seller. Subject to the limitations set forth in Sections 15.1, 15.4, 15.5 and 15.6, and any other express provision in this Agreement, after the Closing, Seller shall defend, indemnify and hold harmless Purchaser and its Affiliates, and each of their respective shareholders, members, partners, trustees, beneficiaries, directors, officers and employees, and the successors, assigns, legal representatives, heirs and devisees of each of the foregoing (the “Purchaser Indemnitees”) from and against any Indemnification Loss incurred by any Purchaser Indemnitee to the extent resulting from (i) the breach of any express representation or warranty of Seller in this Agreement that expressly survives the Closing or termination of this Agreement, as of the date such representation or warranty was made or as of the Closing Date with the same effect as though made on that date (or as of such other date to which such representation or warranty expressly is made), or (ii) the breach by Seller of any of its obligations under this Agreement that expressly survives the Closing or termination of this Agreement.

15.3   Indemnification by Purchaser. Subject to the limitations set forth in Sections 15.1, 15.4, 15.5 and 15.6, and any other express provision in this Agreement, after the Closing, Purchaser shall defend, indemnify and hold harmless Seller and its Affiliates, and each of their respective shareholders, members, partners, trustees, beneficiaries, directors, officers and employees, and the successors, assigns, legal representatives, heirs and devisees of each of the foregoing (the “Seller Indemnitees”) from and against any Indemnification Loss incurred by any Seller Indemnitee to the extent resulting from (i) any breach of any express representations or warranties of Purchaser in this Agreement that expressly survives the Closing, as of the date such representation or warranty was made or as of the Closing Date with the same effect as though made on that date (or as of such other date to which such representation or warranty expressly is made), and (ii) any breach by Purchaser of any of its obligations under this Agreement that expressly survives the Closing.

15.4   Indemnification Procedures.

15.4.1 Notice of Indemnification Claim. If any Seller Indemnitee or Purchaser Indemnitee (each, an “Indemnitee”) is entitled to defense or indemnification under Section 15.2 or 15.3 or any other express provision in this Agreement (each, an “Indemnification Claim”) for any claim, demand, law suit, arbitration or other legal or administrative action or proceeding, or any actual (and not contingent) liability, damage, loss, cost or expense, including, reasonable attorneys fees and expenses and court costs, incurred by such Indemnitee as a result of the act, omission or occurrence in question (an “Indemnification Loss”), the Party required to defend or indemnify such Indemnitee (the “Indemnitor”) shall not be obligated to defend or indemnify such Indemnitee unless such Indemnitee provides written notice to such Indemnitor promptly after (a) such Indemnitee first has actual knowledge of any facts or circumstances on which such Indemnification Claim is based or (b) any claim, demand, lawsuit, arbitration or other legal or administrative action or proceeding is made against such Indemnitee by any Person which is not an Affiliate, or a shareholder, partner, member, trustee, beneficiary, director, officer, employee or agent of Indemnitee or any Affiliate (a “Third-Party Claim”) on which such Indemnification Claim is based, describing in reasonable detail such facts and circumstances or Third-Party Claim with respect to such Indemnification Claim.

15.4.2 Resolution of Indemnification Claim Not Involving Third-Party Claim. If the Indemnification Claim does not involve a Third-Party Claim and is disputed by the Indemnitor, the dispute shall be resolved by litigation or other means of alternative dispute resolution as the Parties may agree in writing.

15.4.3 Resolution of Indemnification Claim Involving Third-Party Claim. If the Indemnification Claim involves any Third-Party Claim, the Indemnitor shall have the right (but not the obligation) to assume the defense of such Third-Party Claim, at its cost and expense, and shall use good faith efforts consistent with prudent business judgment to defend such Third-Party Claim, provided that (a) the counsel for the Indemnitor who shall conduct the defense of the Third-Party Claim shall be reasonably satisfactory to the Indemnitee (unless selected by the Indemnitor’s insurance company), (b) the Indemnitee, at its cost and expense, may participate in, but shall not control, the defense of such Third-Party Claim, (c) the Indemnitor shall not enter into any settlement or other agreement which requires any performance by the Indemnitee, other than the payment of money which shall be paid by the Indemnitor, (d) the Third Party Claim does not relate to or arise in connection with any criminal proceeding, action, indictment, allegation, or investigation, and (e) the Third Party Claim does not seek an injunction or equitable relief against the Indemnitee. The Indemnitee shall not enter into any settlement or other agreement with respect to the Indemnification Claim, without the Indemnitor’s prior written consent, which consent may be withheld in the Indemnitor’s sole discretion. If the Indemnitor elects not to assume the defense of such Third-Party Claim, the Indemnitee shall have the right to retain the defense of such Third-Party Claim and shall use good faith efforts consistent with prudent business judgment to defend such Third-Party Claim in an effective and cost-efficient manner.

15.4.4 Accrual of Indemnification Obligation. Notwithstanding anything to the contrary in this Agreement, the Indemnitee shall have no right to indemnification against the Indemnitor for any Indemnification Claim (a) which does not involve a Third-Party Claim but is disputed by the Indemnitor, until such time as such dispute is resolved by written agreement or by litigation or other means of alternative dispute resolution as the Parties may agree in writing, including any appeals with respect thereto, or (b) which involves a Third-Party Claim, until such time as such Third-Party Claim is concluded, including any appeals with respect thereto.

15.4.5 Losses. Solely for the purpose of determining the amount of any Indemnification Loss (and not for determining any breach) for which an Indemnitee may be entitled to indemnification, any representation or warranty in this Agreement that is qualified by a term or terms such as “material,” “materially,” “Seller Material Adverse Effect” or “Purchaser Material Adverse Effect” shall be deemed made or given without such qualification and without giving effect to such words.

15.5   Limitations on Indemnification.

15.5.1 Failure to Provide Notice within Survival Period. Notwithstanding anything else to the contrary in this Agreement, an Indemnitee that is seeking defense or indemnification under this Agreement shall be entitled to defense or indemnification only if the Indemnitee has given written notice to the Indemnitor in accordance with Section 15.4.1 before the expiration of the applicable Survival Period.

15.5.2 Failure to Provide Timely Notice of Indemnification Claim. Notwithstanding anything to the contrary in this Agreement, an Indemnitee shall not be entitled to defense or indemnification to the extent, and solely to the extent, the Indemnitee’s failure to promptly notify the Indemnitor in accordance with Section 15.4.1, (a) prejudices the Indemnitor’s ability to defend against any Third-Party Claim on which such Indemnification Claim is based, or (b) increases the amount of Indemnification Loss incurred in respect of such indemnification obligation of the Indemnitor.

15.5.3 Indemnification Deductible and Cap. Notwithstanding anything to the contrary in this Agreement, an Indemnitor shall not be required to provide defense or indemnification pursuant to Sections 15.2(i) or 15.3(i) for any Indemnification Losses incurred by any Indemnitees for any breach of representation or warranty of Indemnitor to the extent that the aggregate amount of all such Indemnification Losses for which the Indemnitees otherwise would be entitled to indemnification (a) does not exceed Three Hundred Thousand Dollars ($300,000) (the “Indemnification Deductible”), or if such Indemnification Losses exceed the Indemnification Deductible, Indemnitee shall not be entitled to defense or indemnification for any amount up to the Indemnification Deductible, or (b) exceeds Five Million Dollars ($5,000,000).

15.5.4 Effect of Insurance or Other Reimbursement. Notwithstanding anything to the contrary in this Agreement, the amount of any Indemnification Loss for which indemnification is provided to an Indemnitee under this Article 15 shall be net of any insurance proceeds received by such Indemnitee in connection with the Indemnification Claim, or any other third party reimbursement. The Indemnitee shall use commercially reasonable efforts to collect any insurance proceeds or obtain any third party reimbursement with respect to such Indemnification Claim, and if such insurance proceeds or reimbursement are obtained by the Indemnitee after the Indemnitor has paid any amount in respect of an Indemnification Loss to the Indemnitee, the Indemnitee shall reimburse the amount realized or collected by the Indemnitee up to the amount received from the Indemnitor for such Indemnification Loss. Notwithstanding any other provisions of this Agreement, (i) the existence of any Indemnification Claim by an Indemnitee for monies from an insurer or against a third party in respect of any Indemnification Loss shall not delay any payment pursuant to the indemnification provisions in this Article 15, and (ii) no insurer or any other third party shall be (a) entitled to a benefit it would not be entitled to receive in the absence of the indemnification provisions in this Article 15, or (b) relieved of the responsibility to pay any claims for which such insurer or other third party otherwise is obligated to pay.

15.5.5 Negligence or Willful Misconduct of Indemnitee. Notwithstanding anything to the contrary in this Agreement, an Indemnitee shall not be entitled to defense or indemnification to the extent the applicable Indemnification Loss results from the gross negligence or willful misconduct of, or breach of this Agreement by, such Indemnitee or any of its Affiliates or related persons.

15.5.6 Waiver of Certain Damages. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT OR UNDER APPLICABLE LAW, SELLER (FOR ITSELF AND ALL SELLER INDEMNITEES) AND PURCHASER (FOR ITSELF AND ALL PURCHASER INDEMNITEES) HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVE ALL RIGHTS TO ANY CONSEQUENTIAL, PUNITIVE, EXEMPLARY, OR STATUTORY DAMAGES (EXCEPT TO THE EXTENT IMPOSED ON INDEMNITEE PURSUANT TO A THIRD PARTY CLAIM), AND ACKNOWLEDGE AND AGREE THAT THE RIGHTS AND REMEDIES IN THIS AGREEMENT WILL BE ADEQUATE IN ALL CIRCUMSTANCES FOR ANY CLAIMS THE PARTIES or any Indemnitee MIGHT HAVE WITH RESPECT ARISING FROM OR IN CONNECTION WITH THIS AGREEMENT, OTHER THAN CLAIMS BASED ON FRAUD, INTENTIONAL MISREPRESENTATION OR WILLFUL MISCONDUCT IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

15.6   Exclusive Remedy. Except for (i) claims based on fraud, intentional misrepresentation or willful misconduct in connection with the transactions contemplated by this Agreement, and (ii) the right to obtain an injunction for specific performance, after the Closing, the indemnification provisions in this Article 15 shall be the sole and exclusive remedy of any Indemnitee with respect to any claim for Indemnification Loss arising from or in connection with this Agreement.

Article 16
MISCELLANEOUS

16.1   Confidentiality. Subject to Sections 8.6, 8.7, 8.8 and 16.1, each Party shall keep confidential and not make any public announcement or disclose to any Person the existence or any terms of this Agreement, and Purchaser shall keep confidential and not disclose to any Person any information disclosed by the Inspections or in the Seller Due Diligence Materials, the Purchaser Due Diligence Reports or any other documents, materials, data or other information regarding the Property or the Business that is not generally known to the public (the “Confidential Information”). Notwithstanding the foregoing, a Party shall be permitted to (a) disclose any Confidential Information to any Person on a “need to know” basis to such Party’s shareholders, partners, members, trustees, beneficiaries, directors, officers, employees, attorneys, consultants, engineers, surveyors, lenders, investors, managers, franchisors and other Persons whose assistance is required to complete the transactions described in this Agreement, provided that such disclosing Party (i) advises the recipient of the confidential nature of such Confidential Information of such Party’s obligations under this Section 16.1, and (ii) uses commercially reasonable efforts to cause such recipient to maintain the confidentiality of such Confidential Information, or (b) disclose any Confidential Information to the extent required under Applicable Law, provided that such Purchaser shall have the right to disclose this Agreement in the Proxy Statement/Prospectus and to its Shareholders for the purposes of obtaining the Shareholder Approval. This Section 16.1 shall survive the Closing or termination of this Agreement.

16.2   No Recordation. Purchaser shall not record, and shall take all actions necessary to ensure that no Person acting for or on behalf of Purchaser records, this Agreement, or any memorandum or other notice of this Agreement, in any public records. Purchaser hereby grants a power of attorney to Seller (which power is coupled with an interest and is irrevocable) to sign and record on behalf of Purchaser a memorandum or other notice removing this Agreement or any memorandum or other notice of this Agreement from the public records, or otherwise evidencing the termination of this Agreement.

16.3   Notices.

16.3.1 Method of Delivery. All notices, requests, demands, consents, approvals and objections and other communications (each, a “Notice”) to be provided by any Party to another Party pursuant to this Agreement shall be in writing, duly signed by the sending Party (or attorney on behalf of such Party) and delivered to the recipient Party by (a) personal delivery, (b) U.S. certified mail, (c) overnight courier service, or (d) email in PDF (Portable Digital Format).

16.3.2 Address. All Notices to be provided to a Party under this Agreement shall be sent to the following address:

If to Seller:	with a copy to:

c/o Atrium Holding Company	c/o Atrium Holding Company
2398 E. Camelback Road, Suite 1000	2398 E. Camelback Road, Suite 1000
Phoenix, AZ 85016	Phoenix, AZ 85016
Attn: President	Attn: General Counsel
Email: cmason@atriumllc.com	Email: bcameron@atriumllc.com

If to Purchaser:	with a copy to:

Alpine Acquisition Corporation	Graubard Miller
10141 N. Canyon View Lane	405 Lexington Avenue
Fountain Hills, AZ 85268	New York, NY 10174
Attn: Alex Lombardo	Attn: Jeffrey Gallant
Email: alex.lombardo@alpinesponsor.com	Email: jgallant@graubard.com

Any Person to whom Notices or copies of Notices are to be delivered pursuant to this Section 16.3 shall notify the other Persons listed in this Section 16.3 of any change in its address by providing a Notice of its new address to such other Persons pursuant to this Section 16.3.

16.3.3 Receipt of Notices. All Notices sent by a Party (or attorney on behalf of a Party) shall be deemed to have been received by the recipient Party on (a) the date of delivery to the recipient Party’s address, provided that such delivery is before 5:00 p.m. (local time for the recipient Party) on any day other than a Saturday, Sunday or U.S. federal legal holiday (a “Business Day”), otherwise the following Business Day, except in the case of delivery by email, the date the recipient Party responds in writing (by email or otherwise) affirmatively acknowledging receipt of delivery (but expressly excluding any automated reply to the sending Party regarding delivery to the recipient Party’s email address), or (b) the attempted delivery of such Notice if the recipient Party refuses delivery or is no longer at such address and failed to provide the sending Party with its current address pursuant to this Section 16.3.

16.4   Further Assurances. From the Effective Date until the Closing or earlier termination of this Agreement, the Parties shall use commercially reasonable efforts to take, or cause to be taken, all actions necessary, appropriate or advisable to complete the transaction described in this Agreement, including (a) causing the closing conditions set forth in Article 9 to be satisfied, (b) obtaining all necessary consents, approvals and authorizations required to be obtained from any Governmental Authority or other Person under this Agreement or Applicable Law, (c) providing written notice to any Person under any Property Leases, Outlet Leases, Contracts or Permits regarding the change in ownership of the Property, (d) defending any litigation, proceeding or other action challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Authority vacated or reversed as promptly as practicable, (e) executing and delivering any instruments reasonably necessary to consummate, and to fully carry out the purposes of, the transactions contemplated hereby, and (f) making all registrations and filings required under this Agreement or Applicable Law. After the Closing, the Parties shall use commercially reasonable efforts to take, or cause to be taken, all actions necessary, appropriate or advisable to further effect the transaction described in this Agreement. The preceding sentence shall survive the Closing.

16.5   Time of the Essence. Time is of the essence of this Agreement, subject to the grace periods set forth in Article 13 and provided that, notwithstanding anything to the contrary in this Agreement, if the time period for the performance of any obligation, satisfaction of any condition or delivery of any Notice, document or item required under this Agreement expires on a day other than a Business Day, such time period shall be extended automatically to the next Business Day.

16.6   Assignment. Neither Purchaser nor Seller shall not assign this Agreement or any interest therein to any Person, without the prior written consent of the other Party, which consent may be withheld in the other Party’s sole discretion. Notwithstanding the foregoing, Purchaser shall have the right to designate any wholly-owned subsidiary to receive title to the Property, or assign all of its right, title and interest in this Agreement to any wholly-owned subsidiary of Purchaser by providing written notice to Seller no later than 10 days prior to the Closing, provided that (a) such subsidiary remains a wholly-owned subsidiary of Purchaser, (b) Purchaser shall not be released from any of its liabilities or obligations under this Agreement by reason of such designation or assignment, and (c) such designation or assignment shall not be effective until Purchaser has provided to Seller a copy of the fully signed designation or assignment and assumption document, which shall (i) provide that Purchaser and such designee or assignee shall be jointly and severally liable for all liabilities and obligations of Purchaser under this Agreement, (ii) provide that Purchaser and its designee or assignee agree to pay any additional transfer tax as a result of such designation or assignment, (iii) include a representation and warranty to Seller that all representations and warranties made by Purchaser in this Agreement are true and correct with respect to such designee or assignee as of the date of such designation or assignment, and will be true and correct as of the Closing, and (iv) otherwise be in form and substance satisfactory to Seller.

16.7   Successors and Assigns. This Agreement shall be binding on and for the benefit of the Parties, and their respective successors and permitted assigns.

16.8   Third-Party Beneficiaries. This Agreement shall not provide any rights or remedies to any Person other than (a) the Parties and their respective successors and permitted assigns, and (b) any Indemnitee to the extent such Indemnitee is provided any right of defense or indemnification in this Agreement.

16.9   Governing Law. This Agreement shall be governed by the laws of the State of New York, without giving effect to any principles regarding conflict of laws.

16.10   Rules of Interpretation. The following rules shall apply to the interpretation of this Agreement:

16.10.1   Headings. The headings in this Agreement are solely for convenience of reference and shall not affect its meaning, interpretation or effect.

16.10.2   Certain Words and Phrases. Unless otherwise expressly stated in this Agreement, the following words and phrases shall be interpreted as follows:

(a)   all words shall be deemed to include any number or gender as the context implies;

(b)   the words “include”, “includes”, “including” shall be construed as if followed by the phrase “without limitation”;

(c)   the words “hereof”, “hereto” and “herein” refer to this Agreement and are not limited to the provision in which such words are used;

(d)   the word “may” shall be construed as meaning “shall have the right but not the obligation to”;

(e)   all dollar amounts are stated in U.S. Dollars;

(f) all references to a period of days shall be counted by excluding the first day and including the last day, unless the last day is not a Business Day, in which case the last day shall be the next Business Day;

(g)   all references to any recital, article, section, exhibit or schedule are to the recitals, articles, sections, schedule or exhibits of this Agreement; and

(h)   the words “sole discretion” with respect to any determination to be made a Party under this Agreement shall mean the sole and absolute discretion of such Party, without regard to any standard of reasonableness or other standard by which the determination of such Party might be challenged.

16.10.3   References to Persons and Entities. Unless otherwise expressly stated in this Agreement, the following words shall have the following meaning:

(a)   The term “Person” means any natural person, corporation, general or limited partnership, limited liability company, association, joint venture, trust, estate, Governmental Authority or other legal entity, in each case whether in its own or a representative capacity.

(b)   The term “Affiliate” means, with respect to the Person in question, any other Person that, directly or indirectly, (i) owns or controls fifty percent (50%) or more of the outstanding voting and/or equity interests of such Person, or (ii) controls, is controlled by or is under common control with, the Person in question. For the purposes of this definition, the term “control” and its derivations means having the power, directly or indirectly, to direct the management, policies or general conduct of business of the Person in question, whether by the ownership of voting securities, contract or otherwise.

(c)   The term “Charter Documents” means, with respect to any person, the certificate or articles of incorporation and bylaws of such person, the certificate or articles of formation or organization and limited liability company operating agreement of such person, or other comparable governing instruments with different names of such person.

(d)   The term “Governmental Authority” means any federal, state or local government or other political subdivision thereof, including, any Person exercising executive, legislative, judicial, regulatory or administrative governmental powers or functions, in each case to the extent the same has jurisdiction over the Person or property in question.

16.10.4   Drafting. Each Party acknowledges that such Party and its legal counsel have reviewed this Agreement and have participated in the preparation of this Agreement, and agrees that any rules of construction requiring that ambiguities are to be resolved against the Party which drafted the Agreement or any exhibits hereto shall not apply to the construction and interpretation of this Agreement or any exhibits hereto.

16.11   Severability. If any term or provision of this Agreement is determined to be illegal, invalid or unenforceable at any time in any jurisdiction, such term or provision shall not affect the legality, validity or enforceability of any other terms or provisions of this Agreement, or the legality, validity or enforceability of such affected term or provision at any other time or in any other jurisdiction.

16.12   JURISDICTION AND VENUE. ANY LITIGATION OR OTHER COURT PROCEEDING WITH RESPECT TO ANY MATTER ARISING FROM OR IN CONNECTION WITH THIS AGREEMENT SHALL BE CONDUCTED IN THE NEW YORK STATE SUPREME COURT IN NEW YORK COUNTY OR THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, IN THE STATE OF NEW YORK, AND EACH PARTY HEREBY SUBMITS TO JURISDICTION AND CONSENT TO VENUE

IN SUCH COURTS, AND WAIVES ANY DEFENSE BASED ON INCONVENIENT VENUE OR FORUM.

16.13   SERVICE OF PROCESS. TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, SERVICE OF PROCESS SHALL BE EFFECTIVE AS TO A PARTY IF DELIVERY OF ANY COURT DOCUMENTS TO SUCH PARTY IS EFFECTED IN ACCORDANCE WITH SECTION 16.3.

16.14   WAIVER OF TRIAL BY JURY. EACH PARTY HEREBY WAIVES ITS RIGHT TO A TRIAL BY JURY IN ANY LITIGATION OR OTHER COURT PROCEEDING WITH RESPECT TO ANY MATTER ARISING FROM OR IN CONNECTION WITH THIS AGREEMENT.

16.15   Prevailing Party. If any dispute between any Parties is submitted to litigation or other court action, arbitration or other adjudicatory proceeding, the losing Party shall reimburse the prevailing Party for all fees, costs and expenses, including reasonable attorneys fees and court costs, incurred by the prevailing Party in such litigation, action, arbitration or proceeding. If a Party prevails on some, but not all, of its claims in such litigation, action, arbitration or proceeding, the court, arbitrator or other adjudicator presiding over such litigation, action, arbitration or proceeding shall determine on an equitable basis the amount of such fees, costs and expenses that the losing Party shall reimburse to the prevailing Party. This Section 16.15 shall survive the Closing or termination of this Agreement.

16.16   Several (Not Joint and Several) Liability of Sellers. Notwithstanding anything to the contrary in this Agreement, all liabilities and obligations of each Seller under this Agreement shall be several, and not joint.

16.17   Recitals, Exhibits and Schedules. The introduction and recitals to this Agreement, and all exhibits and schedules (as amended or supplemented from time to time for New Disclosures) referred to in this Agreement are incorporated in and made a part of this Agreement. Any matter disclosed in any schedule to this Agreement shall be deemed to be incorporated in all other schedules to this Agreement.

16.18   Entire Agreement. This Agreement sets forth the entire understanding and agreement of the Parties and supersedes any letter of intent or term sheet and all other agreements or understandings (written or oral) between the Parties on or before the Effective Date regarding the transaction described in this Agreement.

16.19   Amendments to Agreement. Except for any amendments and supplements from time to time for New Disclosures, no amendment or other change to any terms of this Agreement, or waiver of any right, obligation, liability, breach or default under this Agreement (other than as expressly provided in this Agreement), shall be valid unless in writing and signed by all Parties.

16.20   Execution of Agreement. A Party shall have the right to deliver executed signature pages to this Agreement by email in PDF (Portable Digital Format) to any other Party, which electronic copy shall be deemed to be an original executed signature page, provided that such Party shall deliver an original signature page to such other Party promptly thereafter. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which counterparts together shall constitute one agreement with the same effect as if the Parties had signed the same signature page.

16.21   Not an Offer. Seller’s delivery to Purchaser of Seller’s executed signature pages to this Agreement shall not constitute an offer to sell the Property, and Seller shall have the right to withdraw Seller’s executed signature pages and have no obligation to sell the Property to Purchaser, at any time before Purchaser has delivered Purchaser’s executed signature pages to Seller. Purchaser’s delivery to Seller of Purchaser’s executed signature pages to this Agreement shall not constitute an offer to purchase the Property, and Purchaser shall have the right to withdraw Purchaser’s executed signature pages and have no obligation to purchase the Property from Seller, at any time before Seller has delivered Seller’s executed signature pages to Purchaser.

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Each Party has caused this Agreement to be executed and delivered in their names by a duly authorized officer or representative of such Party.

SELLERS:		PURCHASER:

Pool IV Finance LLC,		Alpine Acquisition Corporation,
a Delaware limited liability company		a Delaware corporation

By:	/s/ Craig A. Mason	By:	/s/ Alexander Lombardo
Name:	Craig A. Mason	Name:	Alexander Lombardo
Title:	President	Title:	CFO

Pool IV TRS LLC,
a Delaware limited liability company

By:	/s/ Craig A. Mason
Name:	Craig A. Mason
Title:	President

PHF II Stamford LLC,
a Delaware limited liability company

By:	/s/ Craig A. Mason
Name:	Craig A. Mason
Title:	President